Exhibit 10.1
Execution Copy
ASSET PURCHASE AGREEMENT
dated as of
January 29, 2010
by and among
Gasco Energy, Inc.,
Riverbend Gas Gathering, LLC
and
Monarch Natural Gas, LLC

i

LIST OF EXHIBITS

Exhibit A	Gathering Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Salt Water Disposal Services Agreements
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Assignment of Real Property Interests
Exhibit F	Form of FIRPTA Certificates
Exhibit G-1	EPA Consent Decree Draft
Exhibit G-2	Buyer Mark-up of the EPA Consent Decree Draft
LIST OF SELLER PARTIES’ DISCLOSURE SCHEDULES

Schedule 1.1(a)	Seller Parties’ Persons with Knowledge
Schedule 1.1(b)	Permitted Liens
Schedule 2.1(a)(i)	Gathering System
Schedule 2.1(a)(ii)	Real Property Interests
Schedule 2.1(a)(iii)	Assumed Contracts
Schedule 2.1(a)(iv)	Transferred Permits
Schedule 2.1(a)(v)	Personal Property
Schedule 2.1(b)(i)	Evaporative Facilities
Schedule 2.1(b)(ii)	Evaporative Facilities Real Property Interests
Schedule 2.2	Excluded Assets
Schedule 3.3(b)	Governmental Authority Notices & Consents
Schedule 3.3(e)	Non-Governmental Authority Notices & Consents
Schedule 3.4	Certain Changes or Events
Schedule 3.5	Termination or Breach of Any Assumed Contracts
Schedule 3.6	Material Contracts
Schedule 3.9	Litigation
Schedule 3.11	Tax Matters
Schedule 3.12	Environmental Matters
Schedule 3.13	Compliance with Laws; Permits
Schedule 3.14	Insurance
Schedule 3.15	Condition of Assets, Sufficiency and Conveyance of Title
Schedule 3.19	Preferential Rights
Schedule 3.20(a)	Employee Matters
Schedule 3.20(c)	Employment and Labor Agreements
Schedule 3.21(a)	Employee Benefit Plans
Schedule 3.22	Guarantees
Schedule 5.13(a)	Employees
Schedule 5.18(c)	Pneumatic Controls Relating to the EPA Enforcement Action
LIST OF BUYER’S DISCLOSURE SCHEDULES

Schedule 1.1(a)	Buyer’s Persons with Knowledge
Schedule 4.3(b)	Governmental Authority Notices/Consents

Schedule 4.3(d)	Non-Governmental Authority Notices/Consents
Schedule 4.4	Litigation
Schedule 4.5	Brokers’ Fees
Schedule 6.2(e)	Assignment of Agreements
Schedule 6.2(i)	Consents
Schedule 6.2(k)(xi)	Lien Releases

v

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of January 29, 2010 (the “Effective Date”), is entered into by and among Gasco Energy, Inc., a Nevada corporation (“Gasco”), Riverbend Gas Gathering, LLC, a Nevada limited liability company and a wholly owned subsidiary of Gasco (“Seller,” and together with Gasco, the “Seller Parties”), and Monarch Natural Gas, LLC, a Delaware limited liability company (“Buyer”). The Seller Parties and Buyer are sometimes referred to collectively herein as the “Parties” and each individually a “Party.”
RECITALS
     WHEREAS, Seller is the owner of certain Assets (as defined below) located in the State of Utah; and
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, subject to the terms and conditions described in this Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “AAA” has the meaning provided to such term in Section 9.15(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Agreed-Upon Title Defect” has the meaning provided to such term in Section 2.7(e).
     “Agreed-Upon Title Defect Amount” has the meaning provided to such term in Section 2.7(e).
     “Agreement” has the meaning provided such term in the preamble.
     “Assets” means the Purchased Assets and Salt Water Disposal Assets.

     “Assignment and Assumption Agreement” means that certain assignment and assumption agreement, to be dated as of the Closing Date, by and between Buyer and Seller, substantially in the form of Exhibit D hereto.
     “Assignment of Real Property Interests” means that certain assignment agreement relating to the Real Property Interests and, if the Salt Water Disposal Assets are transferred at the Closing, the Evaporative Facilities Real Property Interests, to be dated as of the Closing Date, by and between Buyer and Gasco Production, substantially in the form of Exhibit E hereto.
     “Assumed Contracts” has the meaning provided such term in Section 2.1(a)(iii).
     “Assumed Liabilities” has the meaning provided such term in Section 2.3.
     “Bankruptcy Code” means Title 11 of the United States Code, as amended.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in New York City are authorized or required to close.
     “Buyer” has the meaning provided such term in the preamble.
     “Buyer Indemnified Parties” has the meaning provided such term in Section 7.2.
     “Buyer Mark-up of the EPA Consent Decree Draft” has the meaning provided such term in Section 5.18(a).
     “Buyer’s Disclosure Schedule” and “Buyer’s Schedule” means the disclosure schedule of Buyer attached hereto.
     “Casualty Losses” has the meaning provided such term in Section 5.7.
     “Claim Notice” has the meaning provided such term in Section 7.4(a).
     “Claimant” has the meaning provided such term in Section 9.15(e).
     “Closing” has the meaning provided such term in Section 6.1.
     “Closing Date” has the meaning provided such term in Section 6.1.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 14, 2009, by and among Monarch Investments Holdings, LLC, Gasco and Gasco Production Company.
     “Conspicuous Disclaimers” has the meaning provided such term in Section 9.9(a).

     “Constituents of Concern” means (i) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics; (ii) any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, or words of similar import, under any Environmental Law; (iii) petroleum and any of its degradation products, by-products and derivatives, any other hydrocarbons, to the extent that any of the foregoing is subject to regulation under any Environmental Law; and (iv) asbestos, asbestos-containing materials and polychlorinated biphenyls.
     “Contingency Plans” has the meaning provided such term in Section 5.18(d).
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, awards, damages, dues, penalties, fines, capital expenditures, costs, amounts paid in settlement, Liabilities, Taxes, liens, actual losses, expenses, and fees (whether criminal, civil, commercial or related to claims for personal injury), including court costs and attorneys’, consultants’, engineers’ and other experts’ fees and expenses, but excluding punitive, exemplary and consequential Damages; provided that the foregoing limitation with respect to exemplary and punitive Damages shall not apply to indemnification for such Damages arising from Third Party Claims where a third party obtains such Damages against the Indemnified Party and for which indemnification is required hereunder.
     “Deductible” has the meaning provided such term in Section 7.2.
     “Direct Claim” has the meaning provided such term in Section 7.4(d).
     “Disclosure Schedules” means the Buyer’s Disclosure Schedules and the Seller Parties’ Disclosure Schedules attached hereto.
     “Dispute” has the meaning provided to such term in Section 9.15(a).
     “Dollars” and “$” mean the lawful currency of the United States of America.
     “DOJ” has the meaning provided such term in Section 5.18(a).
     “Due Diligence Information” has the meaning provided such term in Section 9.9(c)(i).
     “Effective Date” has the meaning provided such term in the preamble.
     “Employee” or “Employees” has the meaning provided such term in Section 3.20(a).
     “Employee Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan or employment or consulting agreement or arrangement providing benefits to any present or former employee of Seller or with respect to which Seller has any liability, contingent or otherwise.
     “Environmental Costs and Liabilities” means any and all Damages, including the cost of any Remedial Action, which arise out of or relate to (i) the existence, release, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Constituents of Concern or (ii) the violation of or liability under any Environmental Law or Environmental Permit.
     “Environmental Law” means any and all Laws pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of resources, wildlife, waste management, occupational health and safety or the use, handling, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, the Hazardous Liquid Pipeline Safety Act, the Oil Pollution Act of 1990, and the Pipeline Safety Improvement Act of 2002, and any regulations promulgated thereunder and any similar state and local laws and regulations, each as amended.
     “Environmental Permits” means all Permits issued pursuant to or required by Environmental Laws and necessary for or held in connection with the Assets or the ownership and/or operation thereof.
     “EPA” has the meaning provided such term in Section 5.18(a).
     “EPA Consent Decree” has the meaning provided such term in Section 5.18(a).
     “EPA Consent Decree Draft” has the meaning provided such term in Section 5.18(a).
     “EPA Enforcement Action” has the meaning provided such term in Section 3.12.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any corporation, trade, business, or entity under “common control” with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA.
     “Evaporative Facilities” has the meaning provided such term in Section 2.1(b)(i).
     “Evaporative Facilities Real Property Interests” has the meaning provided such term in Section 2.1(b)(ii).

     “Excluded Assets” has the meaning provided such term in Section 2.2.
     “Exhibits” means the exhibits attached hereto.
     “FICA” has the meaning provided such term in Section 5.13(i).
     “FIRPTA Certificates” has the meaning provided such term in Section 6.2(k)(xii).
     “FUTA” has the meaning provided such term in Section 5.13(i).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Gas Purchase and Sale Agreement” has the meaning provided such term in Section 6.2(d).
     “Gasco” has the meaning provided such term in the preamble.
     “Gasco Production” has the meaning provided such term in Section 6.2(e).
     “Gathering Agreement” means that certain gathering agreement, to be dated as of the Closing Date, by and among Buyer and Gasco Production, substantially in the form of Exhibit A hereto.
     “Gathering System” has the meaning provided such term in Section 2.1(a)(i).
     “Governmental Authority” means any regulatory or administrative agency, department, division, commission, court or arbitral body, or other similar recognized organization or body of any domestic federal, state, municipal, or local governmental authority or of any foreign government or other similar recognized organization or body exercising similar powers or authority.
     “Guarantees” means any contract or agreement under which any of the Seller Parties has agreed to act as guarantor or surety with respect to any of the Assets and any letter of credit, surety bond or performance bond provided by a third party and securing an obligation of any of the Seller Parties with respect to any of the Assets.
     “Indebtedness” of any Person means, at any time, without duplication, (i) any indebtedness for borrowed money of such Person, (ii) any indebtedness of such Person evidenced by any note, bond, debenture, other debt security, letter of credit or banker’s acceptance, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any indebtedness guaranteed in any manner by such Person, (v) any obligations under capitalized leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) any indebtedness secured by a Lien on such Person’s assets, (vii) any obligations under any “park and lend” arrangement relating to natural gas, natural gas liquids or other hydrocarbons and (viii) any obligations under any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar agreement or arrangement designed to protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of natural gas, natural gas liquids or other hydrocarbons or commodities.
     “Indemnified Party” has the meaning provided such term in Section 7.4(a).
     “Indemnifying Party” has the meaning provided such term in Section 7.4(a).
     “Intellectual Property” means all intellectual property rights, statutory and common law, worldwide, including: (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, know-how, trade secrets and similar proprietary rights in inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, designs and lists of suppliers, vendors, customers, and distributors.
     “Knowledge” means (a) with respect to the Seller Parties, the actual knowledge of the persons identified on Seller Parties’ Schedule 1.1(a) as “Seller Parties’ Persons With Knowledge” after reasonable inquiry, and (b) with respect to Buyer, the actual knowledge of the persons identified on Buyer’s Schedule 1.1(a) as “Buyer’s Persons With Knowledge,” after reasonable inquiry.
     “Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, Order, or determination of a Governmental Authority, or any requirement under the common law, in each case as in effect on and as interpreted on the Effective Date or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.
     “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
     “Lien” means any liens, claims, easements, servitudes, transfer restrictions, charges, pledges, options, mortgages, deeds of trust, hypothecations, encumbrances or security interests.
     “Marketable Securities” means equity securities which are registered under the Securities Act, listed on a national securities exchange or on the NASDAQ Stock Market and which may be Transferred without legal or contractual restrictions, including, without limitation, restrictions arising under Rule 144 or Rule 145 under the Securities Act.
     “Material Adverse Effect” means (a) with respect to the Assets, a circumstance, change or effect that is materially adverse to the business, ownership, use, condition, operations (including results of operation), rights or Liabilities of or related to the Assets, taken as a whole, or (b) with respect to any Person, a circumstance, change or effect that materially impedes the ability of such Person to complete the transactions contemplated by this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder; excluding, in each case, any such circumstance, effect, event, development or change resulting from or related to (i) changes in general economic, political or business conditions which affect such Person, except any such changes that affect such Person in a disproportionate manner compared to similarly situated participants in the industries in which such Person operates; (ii) conditions affecting the oil and gas industry or with oil and gas exploration, development and production generally except any such changes that affect such Person in a disproportionate manner compared to similarly situated participants in the industries in which such Person operates; (iii) any change in law or in accounting rules after the Effective Date except any such change that affects such Person in a disproportionate manner compared to similarly situated participants in the industries in which such Person operates; or (iv) conditions or effects that have been demonstrated by such Person as resulting primarily from the announcement of the existence of this Agreement.
     “Material Contracts” means (a) all material gas sales, purchase, exchange, treating, compressor, gathering, transportation, marketing and processing Contracts to which a Seller Party is a party and which relate to the ownership or operation of the Assets; provided that any such Contract with a term of longer than three months and which may not be terminated by the Seller Party which is a party thereto upon less than three months notice without penalty or payment shall be deemed a Material Contract; (b) all other Contracts materially affecting the ownership or operation of the Assets or which impose any material monetary Liability or other material Liability with respect to Seller’s ownership in, or operation of, the Assets and (c) all Contracts that would prohibit or restrict the transfer of the Assets to Buyer pursuant to this Agreement or under which such transfer would constitute a material breach; but not including (i) any and all oil and/or gas leases, unit agreements or rights acquired under farm-in agreements or (ii) any other leases, licenses or Contracts not specifically assigned to Buyer pursuant to Section 2.1(a)(ii) and Section 2.1(a)(iii).
     “Net Purchased Assets Sale Price” has the meaning provided such term in Section 2.5.
     “Non-Consent Contracts” has the meaning provided such term in Section 5.5.
     “Notice of Disagreement” has the meaning provided to such term in Section 2.7(b).
     “Order” means any order, writ, injunction, decree, award, judgment, ruling, compliance or consent order or decree, settlement agreement, and similar binding legal agreement issued by or entered into with a Governmental Authority.
     “Ordinary Course of Business” means the ordinary conduct of Seller’s normal day to day business related to the Assets in accordance with the past practices and customs of Seller applied on a consistent basis.
     “Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
     “Panel” has the meaning provided such term in Section 9.15(e).

     “Party” or “Parties” has the meaning provided such term in the preamble.
     “Permits” means any permit, license or sublicense (other than Intellectual Property licenses), certificate, consent, approval, waiver, authorization, registration and any similar item issued by any Governmental Authority or other entity of any kind.
     “Permitted Liens” means (a) Liens for Taxes not yet due; (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the Ordinary Course of Business securing payments not yet due; (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the Ordinary Course of Business listed on Seller Parties Schedule 1.1(b); (d) the rights of licensors and licensees under licenses executed in the Ordinary Course of Business listed on Seller Parties Schedule 1.1(b); (e) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, as would not reasonably be expected to adversely affect the ownership, use or operation of the Assets in any material respect; (f) purchase money Liens and Liens securing rental payments under capital lease arrangements listed on Seller Parties Schedule 1.1(b); (g) preferential purchase rights and other similar arrangements listed on Seller Parties Schedule 1.1(b) with respect to which consents or waivers are obtained for this transaction prior to Closing or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights; (h) restrictions on transfer listed on Seller Parties Schedule 1.1(b) with respect to which consents or waivers are obtained for this transaction prior to Closing; (i) any Liens created pursuant to operating or similar agreements listed on Seller Parties Schedule 1.1(b); (j) Liens entered into in the Ordinary Course of Business that do not secure the payment of Indebtedness and that do not adversely affect the ability of Buyer to own, use or operate the Assets; and (k) Liens created by Buyer, or its successors and assigns.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Personal Property” has the meaning provided such term in Section 2.1(a)(v).
     “Proceeding” means any action, arbitration, audit, cause, claim, complaint, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or any other third party.
     “Property Taxes” has the meaning provided such term in Section 5.16(b).
     “Purchased Assets” has the meaning provided such term in Section 2.1(a).
     “Purchased Assets Sale Price” means $18,500,000.
     “Real Property Interests” has the meaning provided such term in Section 2.1(a)(ii).
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.

     “Records” means files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records, studies and similar data and information, whether in written or electronic form.
     “Remedial Action” means the voluntary or involuntary investigation, feasibility or other study, monitoring, imposition of institutional controls or deed restrictions, clean-up, removal or remediation (or words of similar import) of contamination or otherwise relating to or arising from the existence, release, discharge, disposal, dumping, injection, pumping, deposit, spill, leak, emission, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Constituents of Concern.
     “Representatives” means a Person’s directors, officers, employees, agents or advisors (including attorneys, accountants, auditors, consultants, bankers, financial advisors and any representatives of those advisors).
     “Respondent” has the meaning provided such term in Section 9.15(e).
     “Retained Liabilities” has the meaning provided such term in Section 2.4.
     “Riverbend Marks” means the “Riverbend” mark and all variations thereof and any and all trademarks, service marks, slogans, logos and trade names containing or comprising of the same, including all goodwill associated therewith, and any applications or registrations for any of the foregoing.
     “Rules” has the meaning provided such term in Section 9.15(a).
     “Salt Water Disposal Assets” has the meaning provided such term in Section 2.1(b).
     “Salt Water Disposal Assets Closing” has the meaning provided such term in Section 2.6.
     “Salt Water Disposal Assets Sale Price” means $4,500,000.
     “Salt Water Disposal Services Agreements” means that certain agreement, dated as of either the Closing Date (if the Salt Water Disposal Assets are transferred at the Closing) or the date of the Salt Water Disposal Assets Closing (if the Salt Water Disposal Assets are not transferred at the Closing), by and among Buyer and Seller Parties, substantially in the form of Exhibit C hereto.
     “Seller” has the meaning provided such term in the preamble.
     “Seller Indemnified Parties” has the meaning provided such term in Section 7.3.
     “Seller Marks” has the meaning provided such term in Section 5.8.
     “Seller Parties” has the meaning provided such term in the preamble.

     “Seller Parties’ Disclosure Schedules” and “Seller Parties’ Schedule” means the disclosure schedules of Seller Parties attached hereto.
     “SPCC Plans” has the meaning provided such term in Section 5.18(d).
     “Start Date” has the meaning provided such term in Section 5.13(c).
     “Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Target Release Date” has the meaning provided such term in Section 5.12.
     “Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest. For purposes of Section 3.11, the term “Taxes” includes only such Taxes that relate to the Assets or for which Buyer may have liability.
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority including any attachments thereto and amendments thereof. For purposes of Section 3.11, the term “Tax Returns” includes only such Tax Returns associated with the Taxes that relate to the Assets or for which Buyer may have liability.
     “Termination Date” has the meaning provided such term in Section 5.13(c).
     “Third Party Claim” has the meaning provided such term in Section 7.4(a).
     “Title Defect” means (i) any title defect or Lien, other than a Permitted Lien, that causes the Buyer to not have good title, free and clear of all Liens other than Permitted Liens, to any portion of the Real Property Interests (including the fixtures, buildings and improvements thereon, to the extent constituting Real Property Interests); (ii) the extent to which the Real Property Interests do not grant or create for the benefit of the Buyer all rights reasonably necessary for the operations (as currently operated), use, maintenance, repair, and replacement of the Assets; and (iii) the extent to which the Real Property Interests are not contiguous or do not cover the continuous length of all pipelines included in the Gathering System without any gaps. Notwithstanding the foregoing, Title Defect shall not mean, be with respect to, or include those portions of any existing rights-of-way lying on or within or that may pass across or though any United States Department of the Interior Bureau of Land Management lease or State of Utah Lease from any wellhead to an on lease connection point, or to a lease boundary, or rights-of-way granted or used under a relevant Bureau of Land Management Unit Operating Agreement.
     “Title Defect Amount” has the meaning provided to such term in Section 2.7(a).
     “Title Defect Arbitrator” has the meaning provided to such term in Section 2.7(c).
     “Title Defect Determination Date” has the meaning provided to such term in Section 2.7(e).
     “Title Defect Notice” has the meaning provided to such term in Section 2.7(a).
     “Transferred Employee” has the meaning provided such term in Section 5.13(c).
     “Transferred Intellectual Property” has the meaning provided such term in Section 2.1(a)(vi).
     “Transferred Records” has the meaning provided such term in Section 2.1(a)(vii).
     “Transferred Permits” has the meaning provided such term in Section 2.1(a)(iv).
     “Transaction Documents” means this Agreement and the other documents executed and delivered by the Parties at the Closing or thereafter in consummation of the transactions between them contemplated by this Agreement, including those documents to be delivered by the Parties pursuant to this Agreement, and any other Contract, agreement or document by and among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
     “Transition Period” has the meaning provided such term in Section 5.13(c).
     “Transition Services Agreement” means that certain transition services agreement, dated as of the Closing Date, by and among Buyer and Gasco, substantially in the form of Exhibit B hereto.
     “United States” means United States of America.
     “Welfare Benefit Claim” has the meaning provided such term in Section 5.13(e).

     1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes as if set forth in full herein. Any capitalized terms used in any Disclosure Schedule or Exhibit hereto but not otherwise defined therein shall have the meaning as set forth in this Agreement.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) The Parties acknowledge that each Party has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All references to currency or to “$” herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
PURCHASE AND SALE OF ASSETS, CLOSING
     2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all right, title and interest of Seller in, to and under the following assets, free and clear of Liens other than Permitted Liens:
          (a) the “Purchased Assets”:
               (i) that certain gathering system, together with all gathering lines, pipelines, above-ground facilities or structures, compression equipment, the J-T plant, dehydrators, drips, and the valves, pipes, scrubbers, machinery, gauges, meters, fittings, fixtures, units, tanks, traps, interconnections, cathodic protection equipment, equipment towers, field separators, liquids extractors, recorders, storage sheds, pump houses and other equipment, fixtures, and improvements related thereto, used or held for use in Seller’s ownership, operation or maintenance of all or any portion of the gas gathering system, including those assets set forth on Seller Parties’ Schedule 2.1(a)(i) (collectively, the “Gathering System”);
               (ii) the real property and easement rights owned or held in connection with the Gathering System, together with the rights, tenements, easements, licenses, permits, appendages, appurtenant rights, privileges, rights-of-way, leases, contracts, agreements and other real property interests related to real property associated with the Gathering System or by, through or under which the Gathering System is operated, or that is used or held for use in Seller’s ownership, operation or maintenance of all or any portion of the Gathering System, including those real property interests and rights set forth on Seller Parties’ Schedule 2.1(a)(ii) (the “Real Property Interests”);
               (iii) all of Seller’s rights and interest under and pursuant to those certain Material Contracts (including natural gas transportation and gathering services contracts) and other licenses (including licenses related to the Transferred Intellectual Property, if any) and agreements, including those agreements set forth on Seller Parties’ Schedule 2.1(a)(iii) (the “Assumed Contracts”);
               (iv) to the extent assignable under applicable Law, those certain Permits, issued to or held by or on behalf of Seller in connection with Seller’s ownership or operation of the Assets, including those Permits set forth on Seller Parties’ Schedule 2.1(a)(iv) (the “Transferred Permits”);
               (v) all items of tangible personal property and equipment owned or held for use by or on behalf of Seller in connection with Seller’s operation or maintenance of the Assets, including those items of personal property set forth on Seller Parties’ Schedule 2.1(a)(v) (collectively, the “Personal Property”);
               (vi) all Intellectual Property owned by, or licensed to, Seller and primarily related to the Assets or necessary for the ownership, operation or maintenance of the Assets, including the Riverbend Marks, except the Intellectual Property owned by, or licensed to, Seller and primarily related to that certain Ferguson Beauregard Well Controller Flow Meters Inventory and the Total Flow Meter Inventory used at the well heads, as more particularly described on Seller Parties’ Schedule 2.2, and the repeater towers, repeater tower rights-of-way and access permits (collectively, the “Transferred Intellectual Property”);
               (vii) all existing Records in the possession of or readily available to Seller to the extent primarily related to the Assets and reasonably necessary for the ownership, operation or maintenance thereof, including studies and other work product of Sellers or third-parties related to future applications for rights of way (collectively, the “Transferred Records”) (provided Seller may deliver copies if originals are not readily available and may retain copies of any original Transferred Records); and
          (b) the “Salt Water Disposal Assets”:

               (i) those certain evaporative facilities known as the Desert Spring State Evaporative Facility and the Eight Mile Flat Evaporative Facility, together with all pipelines, above-ground facilities or structures and other equipment, fixtures and improvements, related thereto, used or held for use in Seller’s ownership, operation or maintenance of all or any portion of the evaporative facilities, including the treatment, disposal and recycling of wastewater, including those assets set forth on Seller Parties’ Schedule 2.1(b)(i) (collectively, the “Evaporative Facilities”); and
               (ii) the real property and easement rights owned or held in connection with the Evaporative Facilities, together with the rights, tenements, easements, licenses, permits (for the commercial use of the Evaporative Facilities), appendages, appurtenant rights, privileges, rights-of-way, leases, contracts, agreements and other real property interests related to real property associated with the Evaporative Facilities or by, through or under which the Evaporative Facilities are operated, or that are used or held for use in Seller’s ownership, operation or maintenance of all or any portion of the Evaporative Facilities, including those real property interests and rights set forth on Seller Parties’ Schedule 2.1(b)(ii) (the “Evaporative Facilities Real Property Interests”).
     2.2 Excluded Assets. Any and all assets of Seller not described in Section 2.1 will be retained by Seller and will not be included in the Assets or sold, transferred, assigned, conveyed or delivered by Seller to Buyer (the “Excluded Assets”), including the following assets:
          (a) any and all oil and/or gas leases, unit agreements, rights acquired under farm-in agreements and other leases (including the Natural Gas Sale/Purchase Contract, dated December 1, 2007, by and between Anadarko Energy Services Company and Seller and the Federal Communications Commission Wireless Telecommunication Bureau Radio Station Authorization) not specifically assigned to Buyer pursuant to Section 2.1(a)(i), Section 2.1(a)(ii) or Section 2.1(a)(iii), as set forth on Seller Parties’ Schedule 2.2, and all rights associated therewith;
          (b) any and all trade credits, accounts receivable, notes receivable, cash and cash equivalents with respect to the Assets arising out of Seller’s business and relating to the Assets prior to the Closing;
          (c) any and all refunds or reimbursements of costs or expenses related to the Assets borne by Seller prior to the Closing;
          (d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any tax period (or portion thereof) ending on or before the Closing Date;
          (e) any and all personal property that is sold or consumed by Seller prior to the Closing in the Ordinary Course of Business;
          (f) Seller’s Organizational Documents, duplicate copies of such records included in the Assets as are necessary to enable Gasco to file its tax returns and reports, and any other records or materials relating to Seller generally and not involving or relating to the Assets or the business related to the Assets;

          (g) any and all insurance policies and rights thereunder of Seller, including refunds of premiums from any insurance policy of Seller resulting from the transactions contemplated by this Agreement and rights to cancellation value as of the Closing;
          (h) any and all claims, counterclaims and defenses of Seller against third parties based on facts or events occurring prior to the Closing with respect to the Assets to the extent reasonably expected to be necessary to permit Seller to defend against any claim by such third party against Seller after the Closing based on facts or events occurring prior to the Closing, excluding any claims, counterclaims or defenses related to Assumed Liabilities and except to the extent Buyer indemnifies Seller for such third party claim pursuant to Section 7.3;
          (i) any and all Seller Marks;
          (j) all Intellectual Property owned by, or licensed to, Seller other than the Transferred Intellectual Property, including the Intellectual Property owned by, or licensed to, Seller and primarily related to that certain Ferguson Beauregard Well Controller Flow Meters Inventory and the Total Flow Meter Inventory used at the well heads, as more particularly described on Seller Parties’ Schedule 2.2, and the repeater towers, repeater tower rights-of-way and access permits;
          (k) that certain Ferguson Beauregard Well Controller Flow Meters Inventory and the Total Flow Meter Inventory used at the well heads, as more particularly described on Seller Parties’ Schedule 2.2, and the repeater towers, repeater tower rights-of-way and access permits;
          (l) all Employee Benefit Plans and any Liabilities thereunder; and
          (m) those other assets listed on Seller Parties’ Schedule 2.2.
     2.3 Assumption of Liabilities. Upon Closing, Buyer shall assume and be responsible for the payment, performance or discharge of all Liabilities of Seller resulting from, relating to or arising out of the Assumed Contracts, the Transferred Permits, the Real Property Interests and Taxes and charges with respect to the Assets, to the extent related to periods from and after the Closing, except to the extent any such Liabilities are expressly included as part of the Retained Liabilities (as defined below) (collectively, the “Assumed Liabilities”).
     2.4 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, all Liabilities and obligations relating to, arising out of, or attributable to the ownership or operation of the Assets prior to the Closing Date, whether presently in existence or arising hereafter, shall be retained by and remain obligations of Seller (the “Retained Liabilities”). The Retained Liabilities shall include, without limitation, the following:
          (a) any Damages for which the Seller Parties are obligated to indemnify Buyer pursuant to Section 7.2;
          (b) any Liability of Seller or any Affiliate of Seller, including any such Liability arising out of or relating to the EPA Enforcement Action or EPA Consent Decree, which arises out of or relates to any Excluded Asset;

          (c) (i) any administrative or civil penalties (but not stipulated penalties) payable to any Governmental Authority; and (ii) any capital expenditures (including, without limitation, any costs relating to the purchase, installation and testing of any equipment); in the case of each of clause (i) and (ii) arising out of or relating to the EPA Enforcement Action or EPA Consent Decree;
          (d) any Liability of Seller or any Affiliate of Seller resulting from the transactions contemplated by this Agreement, including any expenses incurred by or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the consummation of the transactions contemplated hereby;
          (e) any Liability arising under any Employee Benefit Plan;
          (f) any Liability for Taxes imposed on Seller or imposed with respect to the Assets accruing to or for any period (or portion thereof) ending on or prior to the Closing Date; and
          (g) any Liability with respect to Property Taxes that are the responsibility of Seller pursuant to Section 5.16(b).
     2.5 Consideration. In consideration for the sale and purchase of the Assets contemplated by Section 2.1, at the Closing, Buyer shall pay to Gasco (i) the Purchased Assets Sale Price minus any amounts then due to Buyer pursuant to Section 2.7(f) (the “Net Purchased Assets Sale Price”) and, if the Salt Water Disposal Assets are then transferrable, (ii) the Salt Water Disposal Assets Sale Price in cash by wire transfer of immediately available funds to an account designated by Gasco.
     2.6 Salt Water Disposal Assets Closing. If the Salt Water Disposal Assets are not transferred at the Closing, upon the receipt by Buyer of all Permits necessary for the commercial operation of the Salt Water Disposal Assets as they are currently operated by Seller, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all right, title and interest of Seller in, to and under the Salt Water Disposal Assets, free and clear of Liens other than Permitted Liens. In consideration of the sale and purchase of the Salt Water Disposal Assets, Buyer shall pay to Gasco the Salt Water Disposal Assets Sale Price in cash by wire transfer of immediately available funds to an account designated by Gasco (the “Salt Water Disposal Assets Closing”). Seller shall transfer the Salt Water Disposal Assets by such documents, deed, certificates, instruments or agreements as may be necessary or appropriate to consummate the transfer contemplated in this Section 2.6, and as may be reasonably requested by Buyer and agreed to by the Seller Parties prior to the Salt Water Disposal Assets Closing.
     2.7 Title Defects.
          (a) As soon as reasonably practicable following the date of this Agreement, and in no event later than sixty (60) days from the date hereof, Buyer shall deliver to Seller written notices identifying each matter that it believes in good faith to be a Title Defect, together with a good faith estimate of the associated cost of curing such defect (the “Title Defect Amount”) for each such alleged Title Defect, and reasonable written documentation, to support

Buyer’s claims of each such Title Defect (the “Title Defect Notice”); it being understood that neither the delivery nor cure or resolution of such Title Defect Notice shall be a condition to the occurrence of the Closing. In order for Seller to review the alleged Title Defects listed in the Title Defect Notice, Buyer will provide to Seller and its representatives copies of any documents used to determine the existence of a Title Defect and the estimated cost to cure any Title Defect. Buyer shall include in the Title Defect Notice only Title Defects that are reasonably believed, in good faith, to individually cost in excess of $25,000 to cure. For purposes of calculating the cost of a Title Defect, the Parties shall value (i) rights-of-way at $25 per rod and (ii) surface leases and fee properties at fair market value.
          (b) If Seller disagrees with the existence of a Title Defect or the associated Title Defect Amount, then Seller shall notify Buyer of such disagreement in writing (a “Notice of Disagreement”) within thirty (30) days after its receipt of the applicable Title Defect Notice, it being understood that neither the delivery nor cure or resolution of such Notice of Disagreement shall be a condition to the occurrence of the Closing. Such Notice of Disagreement shall specify in reasonable detail Seller’s grounds for such disagreement, the Title Defect Amount estimated by Seller therefor, or both, as the case may be. To the extent Seller does not contest a Title Defect or a Title Defect Amount in a Notice of Disagreement within the time period specified in this Section 2.7(b), Seller shall be deemed to have accepted the existence of such Title Defect or Title Defect Amount, which shall be final, binding and conclusive for all purposes hereunder.
          (c) If a Notice of Disagreement is timely provided by Seller, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days after delivery of such Notice of Disagreement (or such longer period as they may mutually agree) to resolve any disagreements with respect to the existence of any Title Defect or Title Defect Amount contested in the Notice of Disagreement. If, at the end of such period, they are unable to resolve such disagreements, then, upon the written request of either Party, Seller and Buyer agree that within a further fifteen (15) day period, they will jointly select an arbitrator who is an attorney experienced in the natural gas and gas gathering industry in the United States as well as in real estate and title insurance matters, or as otherwise mutually agreed upon by Seller and Buyer (the “Title Defect Arbitrator”), to resolve any remaining disagreements. If Seller and Buyer are unable to agree upon the designation of a Person as a Title Defect Arbitrator, they shall request the American Arbitration Association to appoint the Title Defect Arbitrator and such Title Defect Arbitrator shall hear all matters submitted under this Section 2.7(c).
          (d) The Title Defect Arbitrator shall determine as promptly as practicable (but in any event within thirty (30) days following the date on which such dispute is referred to the Title Defect Arbitrator) the existence of any alleged Title Defect or the disputed Title Defect Amount, as the case may require, identified in the Notice of Disagreement and not previously resolved by the Parties. Each Party shall set forth in writing its position regarding the existence of each alleged Title Defect and each Title Defect Amount referred to the Title Defect Arbitrator for resolution, and the Title Defect Arbitrator shall be required to select the position of either one Party or the other with respect to each such Title Defect or Title Defect Amount, as the case may require. Each Party shall bear its own expenses and the fees and expenses of its own representatives and experts in connection with the preparation, review, dispute (if any) and final determination of any alleged Title Defects. Buyer, on the one hand, and Seller, on the other hand, shall share equally the costs, expenses and fees of the Title Defect Arbitrator. The determination of the Title Defect Arbitrator shall be final, conclusive and binding on the Parties and shall be enforceable in any court having jurisdiction.
          (e) As used in this Agreement, an “Agreed-Upon Title Defect” shall mean any of (i) a Title Defect that is not contested under any Notice of Disagreement timely given, (ii) a Title Defect that is mutually agreed upon by Buyer and Seller or (iii) a Title Defect resulting from a determination of the Title Defect Arbitrator pursuant to Section 2.7(d) above. The date on which any Title Defect becomes an Agreed-Upon Title Defect pursuant to the foregoing is referred to as the “Title Defect Determination Date.” An “Agreed-Upon Title Defect Amount” shall mean any of (i) a Title Defect Amount that is not contested under any Notice of Disagreement timely given, (ii) a Title Defect Amount that is mutually agreed upon by Buyer and Seller or (iii) a Title Defect Amount resulting from a determination of the Title Defect Arbitrator pursuant to Section 2.7(d) above.
          (f) At Closing the Purchased Assets Sale Price shall be reduced by the aggregate amount of any Agreed-Upon Title Defect Amount finalized by Closing. After Closing, the Seller shall promptly pay to Buyer any Agreed-Upon Title Defect Amount finalized after Closing. Buyer understands and agrees that the Purchased Assets Sale Price adjustment provided in this Section 2.7 is the sole and exclusive remedy for a Title Defect, and no claim may be made by Buyer with respect to any representation or warranty made by Seller or any of its affiliates or representatives. Notwithstanding the provisions of this Section 2.7, the Purchased Assets Sale Price shall not be decreased by any Agreed-Upon Title Defect Amount unless and until the aggregate Agreed-Upon Title Defect Amount exceeds $100,000, then only to the extent of such excess, and the maximum decrease of the Purchased Assets Sale Price pursuant to this Section 2.7 for all Title Defects shall not exceed $1,000,000.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     Each of the Seller Parties hereby represents and warrants, jointly and severally, to Buyer as follows:
     3.1 Organization of the Seller Parties.
          (a) Seller is a limited liability company duly organized and validly existing under the laws of the State of Nevada, is qualified to do business and is in good standing under the laws of the States of Nevada and Utah, and has full limited liability company power and right to carry on its business as such is now being conducted and to own, operate, lease and sell, as contemplated by this Agreement, the Assets.
          (b) Gasco is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is qualified to do business and is in good standing under the laws of the State of Nevada.
     3.2 Authorization; Enforceability. Each of the Seller Parties has all requisite corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other Transaction Document to which such Seller Party is a party, to perform all obligations to be performed by such Seller Party hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company, as the case may be, action on the part of such Seller Party, and no other proceeding on the part of such Seller Party is necessary to authorize this Agreement or any of the other Transaction Documents to which such Seller Party is a party. This Agreement and each other Transaction Document to which any Seller Party is a party, when duly and validly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by Buyer and any other Persons party thereto) will constitute legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
     3.3 No Conflict; Consents. The execution and delivery by each Seller Party of this Agreement and each other Transaction Document to which such Seller Party is a party, the consummation of the transactions contemplated hereby and thereby, and the compliance by such Seller Party with any of the provisions hereof or thereof, do not and shall not:
          (a) violate any Law applicable to such Seller Party or the Assets in any material respect;
          (b) except as set forth on Seller Parties’ Schedule 3.3(b), require any notice to, filing with, or need to obtain any material Permit or other material authorization, consent, or approval of any Governmental Authority (excluding any Permits or other consents or approvals from any Governmental Authority that are customarily obtained as a matter of routine after Closing);
          (c) violate any Organizational Document of such Seller Party;
          (d) violate or breach any Transferred Permit in any material respect or give rise or result in the termination or cancellation of any material Transferred Permit;
          (e) except as set forth on Seller Parties’ Schedule 3.3(e), require any notice to, filing with, or need to obtain any material Permit or other material authorization, consent, or approval of any Person (other than a Governmental Authority); or
          (f) subject to obtaining the consents set forth on Seller Parties’ Schedule 3.3(b) and Seller Parties’ Schedule 3.3(e), (i) conflict with, violate, result in a breach of or constitute a default under any Assumed Contract in any material respect; (ii) result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Assumed Contract in any material respect; (iii) require any other notice, approval, or consent under any Assumed Contract in any material respect; (iv) result in the creation of any Lien (other than a Permitted Lien) under any Assumed Contract in any material respect; or (v) constitute an event that, after notice or lapse of time or both, would result in any breach, termination, or creation of a Lien (other than a Permitted Lien) in connection with any Assumed Contract in any material respect.
     3.4 Absence of Certain Changes or Events. Except as disclosed on Seller Parties’ Schedule 3.4 or in Gasco’s periodic reports and other forms, together with all information included or incorporated by reference therein, filed with the Securities and Exchange Commission, since January 1, 2009 (a) there has not been any event, circumstances or facts that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets and (b) the business of Seller related to the Assets has been conducted, in all material respects, in the Ordinary Course of Business.
     3.5 Assumed Contracts. Except as set forth on Seller Parties’ Schedule 3.5, each Assumed Contract (a) is in full force and effect and (b) represents the legally valid and binding obligation of the Seller Party which is a party thereto and, to the Knowledge of the Seller Parties, represents the legally valid and binding obligation of the other Person(s) party thereto, in each case enforceable in accordance with its terms. Except as set forth on Seller Parties’ Schedule 3.5, neither Seller Party nor, to the Knowledge of Seller, any other Person(s) party to any of the Assumed Contracts is in material breach of any Assumed Contract. Except as set forth on Seller Parties’ Schedule 3.5, Seller Parties have not received any written or oral notice of termination, breach or other disputes or claims under any Assumed Contract or any other Material Contract between a Seller Party and a third party that relates to Buyer’s operation of the Assets.
     3.6 Material Contracts. Except for the Assumed Contracts and those Contracts disclosed in Seller Parties’ Schedule 3.6, with respect to the ownership or operation of the Assets, each of the Seller Parties is not a party to or bound by:
          (a) any lease;
          (b) any agreement or contract for the gathering, treating, transportation, processing, or storage of natural gas or other hydrocarbons;
          (c) any agreement for the purchase or sale of materials, supplies, goods, services, equipment or other assets;
          (d) any partnership, joint venture, or other similar agreement or arrangement;
          (e) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);
          (f) any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
          (g) any option, license, franchise, or similar agreement (other than licenses for commercially available off-the-shelf software involving annual payments of less than $5,000);
          (h) any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
          (i) any agency, dealer, sales representative, marketing or other similar agreement;
          (j) any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Assets or which would so limit the freedom of Buyer after the Closing Date;
          (k) any agreement with or for the benefit of any Affiliate of the Seller Parties; or
          (l) any other agreement, commitment, or arrangement not made in the Ordinary Course of Business that is material to the operation of the Assets.
     3.7 Records. All Records of Seller Parties pertaining to the Assets have been prepared, assembled and maintained in the Ordinary Course of Business. Seller maintains or causes to be maintained a system of internal accounting controls relating to the Assets sufficient to provide reasonable assurance that: (a) transactions are accurately recorded in all material respects; (b) transactions are executed in accordance with management’s specific or general authorization; and (c) access to its Records is permitted only in accordance with Seller’s standard practices.
     3.8 Intellectual Property. Seller, together with its Affiliates owns all right, title and interest in and to the Riverbend Marks and with respect to all other Intellectual Property used in the operation or maintenance of the Assets as currently conducted, including the Transferred Intellectual Property, owns or has the right to use pursuant to a license, sublicense or agreement all such other Intellectual Property. The Transferred Intellectual Property, the Intellectual Property owned by, or licensed to, Seller and primarily related to that certain Ferguson Beauregard Well Controller Flow Meters Inventory and the Total Flow Meter Inventory used at the well heads, as more particularly described on Seller Parties’ Schedule 2.2, and the repeater towers, repeater tower rights-of-way and access permits, and know-how generally used in the oil and gas industry, includes all Intellectual Property that is necessary for the ownership, operation or maintenance of the Assets and there exists no material restrictions on the disclosure, use, license or transfer of the Transferred Intellectual Property. To the Knowledge of the Seller Parties, (a) in the last twelve (12) months, no third party has asserted in writing against any Seller Party a claim that it is infringing on or misappropriating the Intellectual Property of such third party and (b) no third party is infringing on or misappropriating the Transferred Intellectual Property.
     3.9 Litigation. Except as set forth on Seller Parties’ Schedule 3.9, as of the Effective Date, there are no (a) Proceedings before any Governmental Authority or arbitration body pending or, to the Knowledge of the Seller Parties, threatened in writing by any Person against either of the Seller Parties with respect to the Assets or Seller’s ownership, use or operation of the Assets or (b) Orders or unsatisfied judgments from any Governmental Authority binding upon the Seller Parties relating to the Assets.
     3.10 Brokers’ Fees. Except for the amounts payable by the Seller Parties to J.P. Morgan Securities Inc. pursuant to the engagement letter dated as of May 14, 2009, by and between Gasco and J.P. Morgan Securities Inc., there is no broker, finder, investment banker or other Person who might be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller Parties or any their Affiliates.
     3.11 Taxes. Except as set forth on Seller Parties’ Schedule 3.11 (a) all material Tax Returns required to be filed by the Seller Parties related to the Assets have been filed; (b) all Taxes shown as due on such Tax Returns have been paid; (c) there are no material Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure to pay any Tax by the Seller Parties; (d) there is no claim pending by any Governmental Authority in connection with any Tax directly related to the Assets; (e) no Tax Returns of the Seller Parties directly related to the Assets are under audit or examination by any Governmental Authority; (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return by the Seller Parties related to the Assets or the assessment or collection of any Tax related to the Assets and (g) to the Knowledge of the Seller Parties, no written claim has been made by any Governmental Authority in a jurisdiction where a Seller Party does not file a Tax Return directly related to the Assets that it is or may be subject to taxation in that jurisdiction.
     3.12 Environmental Matters. Except as set forth on Seller Parties’ Schedule 3.12, including with respect to that certain EPA enforcement action more particularly described thereon (the “EPA Enforcement Action”),
          (a) (i) The Assets and, in connection with the Assets, each Seller Party and Affiliate thereof, are and have been in compliance with all Environmental Laws in all material respects, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required for the ownership or operation of the Assets and all such Environmental Permits are in full force and effect; (ii) none of the Environmental Permits will be terminated or impaired, in whole or in part, by its terms or by operation of Environmental Law as a result of the transactions contemplated hereby or by the Transaction Documents; and (iii) the Transferred Permits include all material Environmental Permits necessary for the ownership and operation of the Assets;
          (b) Neither the Assets nor, in connection with the Assets, any Seller Party or Affiliate thereof, is subject to any outstanding Order or unsatisfied judgment issued by, award from, or settlement with any Governmental Authority or any other third party under or relating to any Environmental Laws or Constituents of Concern, including any such Order, unsatisfied judgment, award or settlement that would require any Remedial Action or the incurrence of any Environmental Costs and Liabilities;
          (c) In connection with the Assets, no Seller Party, nor any Affiliate thereof, is subject to any Proceeding or review that is pending or, to the Knowledge of the Seller Parties,

threatened, has received any notice, notification, demand, request for information, citation, summons or complaint, or has been assessed any fine or penalty, in each case alleging or relating to any noncompliance with or potential liability under or relating to any Environmental Law, Environmental Permit or Constituents of Concern;
          (d) All (i) environmental reports relating to the Assets, or the ownership or operation thereof, prepared by or at the direction of or which is in the possession of a Seller Party or its Affiliates, (ii) correspondence of any Seller Party or its Affiliates with any Governmental Authority or any other third party addressing environmental matters relating to the Assets, or the ownership or operation thereof, and (iii) other material environmental Records maintained in the Ordinary Course of Business or otherwise required to be maintained by applicable Environmental Laws, as set forth on Seller Parties’ Schedule 3.12, have been made available for Buyer’s inspection; and all environmental Records of the Seller Parties pertaining to the Assets have been prepared, assembled and maintained in the Ordinary Course of Business;
          (e) There is and has been no exposure of any Person or property to, or any release, discharge, disposal, dumping, injection, pumping, deposit, spill or emission of, Constituents of Concern at, on, under or in connection with the Assets, or the ownership or operation thereof, that would reasonably be expected to result in any Environmental Costs and Liabilities;
          (f) There are no Liabilities arising in connection with or in any way relating to the Assets or, in connection with the Assets, any Seller Party or Affiliate thereof, arising under or relating to any Environmental Law or Constituents of Concern;
          (g) No polychlorinated biphenyls, radioactive material (other than naturally occurring radioactive material), lead-based paint, asbestos, asbestos-containing material, incinerator (other than air pollution control equipment), sump, surface impoundment, landfill, septic system, or underground storage tank (active or inactive) is or has been present at, on or under any Asset;
          (h) No Asset and no property at which Constituents of Concern have been disposed or transported, directly or indirectly, by any Seller Party or Affiliate thereof, in connection with any Asset, is listed or, to the Knowledge of the Seller Parties, proposed for listing on any federal, state, local or foreign list of sites requiring investigation or cleanup; and
          (i) The wetlands investigation by the United States Army Corps of Engineers and United States Environmental Protection Agency into the Seller Parties’ activities on the Lamb Trust site in Uintah County, Utah relates solely to the Excluded Assets and does not relate to or in any way affect any Asset.
          (j) The execution and delivery by each Seller Party of this Agreement and each other Transaction Document to which such Seller Party is a party, the consummation of the transactions contemplated hereby and thereby, and the compliance by such Seller Party with any of the provisions hereof or thereof, do not and shall not: (i) violate any Environmental Law applicable to such Seller Party or the Assets in any material respect; (ii) require any notice to, filing with, or need to obtain any material Environmental Permit or other material authorization, consent, or approval of any Governmental Authority (excluding any Environmental Permits or other consents or approvals from any Governmental Authority that are customarily obtained as a matter of routine after Closing); (iii) violate or breach any Environmental Permit in any material respect or result in the termination or cancellation of any material Environmental Permit by the terms of such permit or by operation of Environmental Law; or (iv) require any notice to, filing with, or need to obtain any material Environmental Permit or other material authorization, consent, or approval of any Person (other than a Governmental Authority);
          (k) Except as disclosed in Gasco’s periodic reports and other forms, together with all information included or incorporated by reference therein, filed with the Securities and Exchange Commission, since January 1, 2009 (i) there has not been any event, circumstance or fact relating to compliance with or Liability under any Environmental Law that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets, and (ii) the business of Seller relating to compliance with or Liability under any Environmental Law with respect to the Assets has been conducted, in all material respects, in the Ordinary Course of Business;
          (l) Neither Seller Party nor, to the Knowledge of Seller, any other Person(s) party to any of the Assumed Contracts is in material breach of any provision of any Assumed Contract relating to any Environmental Law, Constituents of Concern or any other environmental matter and (ii) Seller Parties have not received any written or oral notice of termination, breach or other disputes or claims under any Assumed Contract or any other Material Contract between a Seller Party and a third party relating to a provision of such Assumed Contract or Material Contract relating to any Environmental Law, Constituents of Concern or any other environmental matter;
          (m) With respect to ownership or operation of the Assets, each of the Seller Parties is not a party to or bound by any agreement, commitment, or arrangement not made in the Ordinary Course of Business that (x) is material to the operation of the Assets and (y) relates to any Environmental Law, Constituents of Concern or any other environmental matter;
          (n) Seller Parties’ Schedule 3.14 contains a summary description of all material insurance policies providing pollution legal liability, environmental impairment and any other environmental insurance coverage held by or for the benefit of Seller Parties that relate to the Assets as of the Effective Date. There is no material claim by either of the Seller Parties under any such policies to which coverage has been questioned, disputed or denied by the underwriters or issuers of such policies nor has any denial of coverage or reservation of rights notice been given by any such underwriter or issuer with respect to a claim that is still pending. All premiums due and payable thereon under such policies have been timely paid and the Seller Parties have otherwise complied in all material respects with the terms and conditions thereof. Such policies have been in effect since January 1, 2006, are in full force and effect as of the date hereof and will remain in full force and effect as of the Closing Date. Such policies are, to the Knowledge of the Seller Parties, of the type and in amounts customarily carried by Persons conducting operations similar to the operation of the Assets. To the Knowledge of the Seller Parties, there is no threatened termination of, or material alteration of coverage under, any such policies. After Closing, Seller Parties shall have coverage under such policies with respect to events occurring prior to the Closing;

          (o) Seller Parties’ Schedule 3.22 identifies all Guarantees relating to any Environmental Law, Constituents of Concern, or any other environmental matter and relating to the Assets;
          (p) Notwithstanding any provision in this Agreement to the contrary, this Section 3.12 shall be the exclusive representations and warranties with respect to Environmental Laws, Constituents of Concern, and any other environmental matter, and no other representations or warranties are made with respect to such matters.
     3.13 Compliance with Laws; Permits.
          (a) Except as set forth on Seller Parties’ Schedule 3.13 or otherwise disclosed in this Agreement, each of the Seller Parties is and has been since January 1, 2007 in material compliance with all applicable Laws related to it. Seller owns and operates the Assets in material compliance with all applicable Laws related to the Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, this Section 3.13 does not address compliance with Laws relating to Tax, Environmental, Employment and Labor or Employee Benefits matters, which matters are addressed solely by Section 3.11, Section 3.12, Section 3.3, Section 3.20 and Section 3.21, respectively, and no other representations or warranties are made with respect to such matters, including pursuant to this Section 3.13.
          (b) The Transferred Permits include all material Permits (other than Intellectual Property licenses) necessary for the ownership and operation of the Assets as currently conducted. Except as set forth on Seller Parties’ Schedule 3.13, (i) all such Transferred Permits are in full force and effect; (ii) Seller is not in material violation or default of or material conflict with, and no condition exists that with notice or lapse of time or both would constitute a violation, default or conflict with or under, any material Transferred Permit; and (iii) there are no Proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any material Transferred Permit; and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby or by the Transaction Documents.
     3.14 Insurance. Seller Parties’ Schedule 3.14 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of Seller Parties that relate to the Assets as of the Effective Date. There is no material claim by either of the Seller Parties under any such policies or bonds to which coverage has been questioned, disputed or denied by the underwriters or issuers of such policies or bonds nor has any denial of coverage or reservation of rights notice been given by any such underwriter or issuer with respect to a claim that is still pending. All premiums due and payable thereon under such policies and bonds have been timely paid and the Seller Parties have otherwise complied in all material respects with the terms and conditions thereof. Such policies and bonds have been in effect since January 1, 2006, are in full force and effect as of the date hereof and will remain in full force and effect as of the Closing Date. Such policies and bonds are, to the Knowledge of the Seller Parties, of the type and in amounts customarily carried by Persons conducting operations similar to the operation of the Assets. To the Knowledge of the Seller Parties, there is no threatened termination of, or material alteration of coverage under, any such policies and bonds. After Closing, Seller Parties shall have coverage under such policies and bonds with respect to events occurring prior to the Closing.
     3.15 Condition of Assets, Sufficiency and Conveyance of Title.
          (a) Except as set forth on Seller Parties’ Schedule 3.15, the Assets that are tangible assets are in good repair, working order and operating condition, subject to normal wear and tear.
          (b) The Purchased Assets constitute all of the property and assets used or held for use by Seller and its Affiliates in connection with the operation of the Gathering System and are adequate to operate the Gathering System as currently operated.
          (c) All Real Property Interests are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity. The Real Property Interests grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the Assets as currently conducted. There are no gaps in the Real Property Interests, other than gaps that would not reasonably be expected to impair the business or operation of the Assets as currently conducted, and no part of the material tangible Assets are located on property that is not subject to a Real Property Interest included in the Assets.
          (d) Seller has, as of the date hereof, and will, as of the Closing Date, sell, transfer, assign and convey to Buyer, good and valid title to and rights and interests in the Assets, free and clear of all Liens, other than Permitted Liens, Title Defects, if any, and Liens which will be discharged on or before the Closing Date.
     3.16 Solvency of the Seller Parties. Immediately after giving effect to the transactions contemplated by this Agreement, (i) no Seller Party nor any Subsidiary of a Seller Party will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Seller Parties and their respective Subsidiaries will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (iii) the assets of each of the Seller Parties and their respective Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) none of each of the Seller Parties and their respective Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller Party or its Subsidiaries. No Seller Party nor any of its Subsidiaries currently intends to (a) institute, consent to the institution of, or request institution of any voluntary case or proceeding under any provision or chapter of the Bankruptcy Code or (b) institute, consent to, or request the institution of any proceeding under any other similar foreign, federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, winding up or reorganization or seek any arrangement, adjustment, protection, relief or composition of its debts, or make a general assignment for the benefit of its creditors.

     3.17 Auction Process. The auction process that the Seller Parties structured for the sale of the Assets was reasonably customary for a transaction of this sort involving, among other things, making confidential data and Seller Parties’ management teams available to those bidders to inform them about the Assets. Based on the conduct and outcome of that auction, Seller Parties believe that this auction process was reasonably designed to realize the highest possible value attainable for the Assets based on current market conditions.
     3.18 Natural Gas and Natural Gas Liquids Imbalances. To the Knowledge of the Seller Parties, there do not exist any natural gas or natural gas liquid imbalances (production, gathering, processing, transportation or otherwise) which are associated with the Assets.
     3.19 Preferential Rights. Except as set forth on Seller Parties’ Schedule 3.19, no third party holds a preferential right to purchase any Asset.
     3.20 Employment and Labor Matters.
          (a) Seller Parties’ Schedule 3.20(a) contains a true and complete list of (i) all employees that perform services primarily related to the Gathering System who are available for hire by Buyer (the “Employees”), and their positions, (ii) the amount of current monthly salary or hourly rate, as applicable, of each such Employee, (iii) the date of hire of each such Employee and (iv) any benefits or other compensation to which each such Employee is entitled.
          (b) No Seller Party has agreed to recognize any labor union or other collective bargaining representative as the representatives of any Employee and, to the Knowledge of Seller Parties, no labor union or other collective bargaining representative claims to or is seeking to represent any Employee. To the Knowledge of Seller Parties, no union organizational campaign or representation petition is currently pending with respect to any Employee.
          (c) Except as set forth on Seller Parties’ Schedule 3.20(c), neither of the Seller Parties nor any of their respective Affiliates or Subsidiaries is a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any of the Employees. No collective bargaining agreements, other labor contract or individual agreements relating to any of the Employees are being negotiated.
          (d) There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to the Knowledge of Seller Parties, threatened against or affecting the Employees or the Assets, and the Seller Parties have not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages with relating to the Assets. Seller Parties are not engaged, nor have engaged, in any unfair labor practices, and have not had any unfair labor practice charges or complaints before any Governmental Authority pending or, to the Knowledge of Seller, threatened against the Seller Parties relating to the Employees.
          (e) Except as set forth on Seller Parties’ Schedule 3.20(c), no Employee is a party to any employment agreement or other Contract or subject to any requirement that is, in any way, inconsistent with such Employee’s possible future status with Buyer as an employee-at-will who may be terminated at any time without cause or notice, except as otherwise provided by applicable Law.

          (f) As of the Effective Date, neither Buyer nor any of the Seller Parties had any communication with the Employees regarding any offers of employment with Buyer.
Notwithstanding any provision in this Agreement to the contrary, this Section 3.20 shall be the exclusive representations and warranties with respect to Employment and Labor matters, and no other representations or warranties are made with respect to such matters, including pursuant to Section 3.13.
     3.21 Employee Benefits Matters. Set forth on Seller Parties’ Schedule 3.21(a), as of the Effective Date, is a list of all Employee Benefit Plans.
          (b) Neither the Seller nor, to the Knowledge of the Seller, any ERISA Affiliate, maintains, contributes to, or has any liability or obligation to contribute to, or has, within the last six (6) years preceding the Closing Date, ever maintained, contributed to, or had any liability or obligation to contribute to: (i) any Employee Benefit Plan that is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA or (ii) any “multi-employer plan,” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.
          (c) True, correct and complete copies of each of the Employee Benefit Plans have been furnished or made available to Buyer and/or its representatives.
Notwithstanding any provision in this Agreement to the contrary, this Section 3.21 shall be the exclusive representations and warranties with respect to Employee Benefits matters, and no other representations or warranties are made with respect to such matters, including pursuant to Section 3.13.
     3.22 Guarantees. Except as set forth on Seller Parties’ Schedule 3.22, there are no Guarantees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Seller Parties as follows:
     4.1 Organization of Buyer. Buyer is a limited liability company, duly formed and validly existing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Delaware.
     4.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a Party, to purchase the Assets on the terms described herein and to perform all obligations to be performed by Buyer hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action required on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or any of the other Transaction Documents to which Buyer is a party. This Agreement and each other Transaction Document to which Buyer is a party, when duly and validly executed and delivered by Buyer (assuming due authorization, execution and delivery by the Seller Parties and any other Persons party thereto) will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
     4.3 No Conflict; Consents. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, the consummation of the transactions contemplated hereby and thereby, and the compliance by Buyer with any of the provisions hereof or thereof, do not and shall not:
          (a) violate any Law applicable to Buyer in any material respect;
          (b) except as set forth on Buyer’s Schedule 4.3(b), require any notice to or filing with, or need to obtain any material Permit or other material authorization, consent, or approval of any Governmental Authority (excluding any Permits or other consents or approvals from any Governmental Authority that is customarily obtained as a matter of routine after Closing);
          (c) violate any Organizational Document of Buyer;
          (d) except as set forth on Buyer’s Schedule 4.3(d), require any notice to or filing with, or need to obtain any material Permit or other material authorization, consent, or approval of any Person (other than a Governmental Authority); or
          (e) subject to obtaining the consents set forth on Buyer’s Schedule 4.3(b) or Buyer’s Schedule 4.3(d), (i) conflict with, violate, result in a breach of or constitute a default under, (ii) result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any, or (iii) require any notice, approval or consent under, any Contract, Permit or other arrangement to which Buyer is a party or by which Buyer or its properties or assets are bound, in each case, in any material respect.
     4.4 Litigation. Except as set forth on Buyer’s Schedule 4.4, as of the Effective Date, there are no (a) Proceedings before any Governmental Authority or arbitration body pending or, to the Knowledge of Buyer, threatened in writing by any Person against Buyer or (b) Orders or unsatisfied judgments from any Governmental Authority binding upon Buyer.
     4.5 Brokers’ Fees. Except as disclosed on Buyer’s Schedule 4.5, there is no broker, finder, investment banker or other Person who might be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates. No Person other than Buyer has any liability or obligations for any costs or expenses related to Buyer’s engagement of the parties, if any, set forth on Buyer’s Schedule 4.5.
     4.6 Solvency of the Buyer. Immediately after giving effect to the transactions contemplated by this Agreement, (i) neither Buyer nor any Subsidiary of Buyer will have incurred debts beyond its ability to pay such debts as they mature or become due and (ii) none of Buyer nor its respective Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries. Neither Buyer nor any of its Subsidiaries currently intends to (a) institute, consent to the institution of, or request institution of any voluntary case or proceeding under any provision or chapter of the Bankruptcy Code or (b) institute, consent to, or request the institution of any proceeding under any other similar foreign, federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation, winding up or reorganization or seek any arrangement, adjustment, protection, relief or composition of its debts, or make a general assignment for the benefit of its creditors.
     4.7 Financial Ability. At the Closing, Buyer will have funds sufficient to (i) pay the Purchased Assets Sale Price and, if the Salt Water Disposal Assets are then transferrable, the Salt Water Disposal Assets Sale Price, and any other expenses incurred by Buyer in connection with this Agreement and (ii) fund the consummation of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
     5.1 Satisfaction of Conditions Precedent. From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE VIII hereto, each Party will use all Reasonable Efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of the applicable conditions to Closing set forth in ARTICLE VI hereto.
     5.2 Conduct of Business, Operation of Assets.
          (a) From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE VIII hereto, Seller shall, and Gasco shall cause Seller to, operate its business solely as it relates to the Assets in the Ordinary Course of Business and, without limiting the generality or effect of the foregoing, Seller will and Gasco will cause Seller to use its Reasonable Efforts to preserve intact, in all material respects, its business solely as it relates to the Assets.
          (b) Without limiting the generality or effect of Section 5.2(a), prior to the Closing, Seller shall not, and Gasco shall cause Seller not to, take any action to:
          (i) liquidate, dissolve, recapitalize or otherwise wind up its business solely as it relates to the Assets;
          (ii) change its accounting methods, policies or practices, in each case solely as they relate to the Assets, except as required by applicable Law;

          (iii) sell, assign, transfer, lease, grant or otherwise dispose of any material right to any Person regarding the Assets;
          (iv) create, incur or assume any Lien on any Asset, other than Permitted Liens or any Liens that are satisfied and released by Seller prior to the Closing;
          (v) enter into any agreement or arrangement with respect to the Assets that would, after the Closing Date, limit or otherwise restrict (1) the operation of the Assets by Buyer or any of its Affiliates or any successor thereto or (2) Buyer or any of its Affiliates from engaging or competing in any line of business, in any location, with any Person;
          (vi) enter into, amend, modify, waive, release or assign any rights or obligations under any Assumed Contract, other than in the Ordinary Course of Business, or terminate any Assumed Contract before the expiration of the terms thereof, other than to the extent any such Assumed Contract terminates pursuant to its terms in the Ordinary Course of Business;
          (vii) settle, or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Assets or (ii) any litigation, arbitration proceeding or dispute that relates to the transactions contemplated hereby;
          (viii) engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in ARTICLE III to become untrue; or
          (ix) agree, whether in writing or otherwise, to do any of the foregoing.
     5.3 Access and Information.
          (a) From the date hereof through the Closing, Seller shall, and Gasco shall cause Seller to, afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate management and employees of Seller related to the Assets, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Assets as Buyer and such Representatives may reasonably request, provided that Buyer and its authorized Representatives will not request information, or otherwise contact, any officer director or employee of Seller without arranging such contact with King Grant, Gasco’s Executive Vice President and Chief Financial Officer, or David Smith, Gasco’s Manager of Land and Regulatory Affairs. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, to the extent required by Section 5.4, Buyer shall hold in confidence all such information obtained from the Seller Parties. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (b) any information (other than information relating to the EPA Enforcement Action) the disclosure of which would jeopardize any privilege available to Seller relating to such information or that would cause Seller to breach a confidentiality obligation; or (c) any information that the Seller Parties are legally prohibited from supplying or the disclosure of which would result in a violation of Law.
          (b) On and after the Closing Date, Seller will, and Gasco will cause Seller to, afford promptly to Buyer and its agents reasonable access to its books of account, financial and other Records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Assets; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.
     5.4 Confidentiality. All terms and provisions of this Agreement, any information obtained in due diligence or in the review of title, or any other information obtained from the Seller Parties shall be maintained as confidential by Buyer, its Affiliates, and their respective Representatives, and shall not be disclosed to any Person without the prior written consent the Seller Parties, which consent may be withheld in its sole discretion; provided, however, that no consent shall be required for any disclosure to the extent such is required to comply with applicable Laws; provided further, that the foregoing shall not apply to information that can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no action of Buyer and through disclosure by sources not known by Buyer to be subject to disclosure restrictions, or (iii) later lawfully acquired by Buyer from sources not known by Buyer to be subject to obligations of confidentiality to a Seller Party. The Seller Parties agree that after the Closing Date, all confidential documents and information concerning the Assets shall be maintained in confidence and shall not be divulged by the Seller Parties, their respective Representatives, their respective Affiliates or the Representatives of their respective Affiliates to any Person unless and until (x) they shall become public knowledge (other than by disclosure in breach of this Section 5.4), (y) required by applicable Laws, including applicable securities laws and regulations, or (z) later lawfully acquired by a Seller Party from sources not known by such Seller Party to be subject to obligations of confidentiality to Buyer. In the event that any such confidential information must be disclosed by Buyer or the Seller Parties to comply with applicable Laws, Buyer or the Seller Parties shall provide the other Party with prompt prior notice so that the other Party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, Buyer or the Seller Parties will furnish only that portion of the information which is legally required, and Buyer or the Seller Parties will cooperate with the other Party’s counsel to enable the other Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the same. The obligation of each Party to hold any information in confidence shall be satisfied if such Party exercises the same care with respect to such information as such Party would take to preserve the confidentiality of such Party’s own similar information.
     5.5 Non-Consent Contracts. If the Parties fail to obtain any authorization, consent, approval or waiver (including those listed on Seller Parties’ Schedule 3.3(b), Seller Parties’ Schedule 3.3(e), Buyer’s Schedule 4.3(b) and Buyer’s Schedule 4.3(d)) needed for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or if any such consent, approval or waiver is otherwise not in full force and effect as of the Closing, then, in the case of each Assumed Contract as to which such consent, approval or waiver was not obtained (or otherwise is not in full force and effect) (the “Non-Consent

Contracts”), notwithstanding anything to the contrary in this Agreement, neither this Agreement, nor any of the other Transaction Documents, nor any other document related to the consummation of the transactions contemplated hereby shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Non-Consent Contracts, and, following the Closing, the Parties shall cooperate with each other to obtain the consent, approval or waiver relating to each Non-Consent Contract. Pending the obtaining of such consent, approval or waiver relating to any Non-Consent Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits and burdens of use of each Non-Consent Contract for its term (or any right, benefit, obligation or duty arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of the Seller Parties or their Affiliates against any Person thereunder). After the consent, approval or waiver for the sale, assignment, assumption, transfer, conveyance and delivery of a Non-Consent Contract is obtained, the Seller Parties shall promptly assign, transfer, convey and deliver such Non-Consent Contract to Buyer, and Buyer shall assume the obligations under such Non-Consent Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a separate assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which separate agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).
     5.6 Preferential Rights and Third Party Consents. Seller will, and Gasco will cause Seller to, request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of any preferential rights to purchase or other requirements of consent to assignment. Seller shall have no obligation hereunder other than to so request waivers, and if any such waiver is not obtained, Buyer may treat any waiver with respect to Real Property Interests which is not obtained as a Title Defect; provided that if the unobtained waiver is a waiver of a preferential right to purchase and such necessary waiver of the preferential right is obtained or the period to exercise such right expires before the Closing Date, such waiver shall not be considered a Title Defect.
     5.7 Casualty Loss. If, after the date hereof and prior to the Closing Date, all or any part of the Assets shall be damaged or destroyed by explosion, fire or other casualty (“Casualty Losses”), and if the Closing occurs, each of the Seller Parties shall pay to Buyer all sums paid to such Seller Party by third parties (including under any insurance policies) by reason of such Casualty Loss, and such Seller Party shall assign, transfer and set over unto Buyer all of the right, title and interest of such Seller Party in and to any unpaid awards or other payments from third parties (including under any insurance policies) arising out of such Casualty Loss, in all cases less (i) any amounts received by such Seller Party under business interruption insurance policies with respect to all periods on or prior to the Closing Date and (ii) any amount incurred by Seller to restore the affected property or protect it against further damage or loss. Seller shall, and Gasco shall cause Seller to, also pay to Buyer upon receipt all sums paid to Seller by third parties (including under any insurance policies) with respect to business interruption for all periods after the Closing Date. Seller shall, and Gasco shall cause Seller to, indemnify and hold harmless Buyer to the extent provided in Section 7.2(a) against any Casualty Losses not paid or otherwise reimbursed to Buyer pursuant to this Section 5.7. Seller shall not, and Gasco shall cause Seller not to, voluntarily compromise, settle or adjust any amounts payable with respect to insurance relating to such Casualty Loss without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned.
     5.8 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the term “Gasco” or any trademarks, service marks, slogans or logos containing or comprising the foregoing, or any trademark, service mark, slogan or logo confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be terminated within a reasonable time period (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets, in each case within a reasonable time period after the Closing and in any event within one hundred-twenty (120) days following the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.8 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.
     5.9 Riverbend Marks. Promptly after the Closing, each of the Seller Parties shall (a) cease using the Riverbend Marks in any manner, directly or indirectly except for such limited uses as cannot be terminated within a reasonable time period, and to cease such limited usage of the Riverbend Marks within a reasonable time period after the Closing and in any event within one hundred-twenty (120) days following the Closing Date and (b) take all necessary actions to change the corporate name of such Seller Party so that it does not contain the Riverbend Marks or any term confusingly similar thereto. The Parties agree, because damages would be an inadequate remedy, that the Buyer shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 5.9 in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.
     5.10 Records. Each of the Parties shall preserve and keep a copy of all records relating to the Gathering System or the Assets (including the Transferred Records) in its possession for a period of at least seven (7) years after the Closing Date. After such seven-year period, before any Party shall dispose of any such records, such Party shall give the other Parties at least ninety (90) days’ prior notice to such effect, and each of the other Parties shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such records as it may select. Each of the Parties shall provide to the other, at no cost or expense to the other, full access to such records as remain in such Party’s possession and full access to its properties and employees in connection with matters relating to the Assets on or before the Closing and any disputes relating to this Agreement.
     5.11 Transferred Permits. Buyer shall use Reasonable Efforts to provide all notices and otherwise take all actions required to transfer or reissue any Transferred Permits as a result of or in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer shall reasonably promptly provide Seller with copies of all such filings when made. Seller shall, and Gasco shall cause Seller to, use Reasonable Efforts to cooperate with Buyer to provide information necessary to achieve the transfer or reissue of such Transferred Permits.

     5.12 Guarantees. Buyer acknowledges the list of Guarantees set forth on Seller Parties’ Schedule 3.22 and agrees in the case of any such Guarantee that it shall use Reasonable Efforts to cooperate with the Seller Parties in order to (i) to terminate any such Guarantee (including offering to substitute a guarantee of Buyer or one of its Affiliates or Subsidiaries for such Guarantee) and (ii) procure from the existing obligee the release of the Seller Party that is a party to such Guarantee from any and all Liability from and under such Guarantee accruing after the Closing Date (if the Salt Water Disposal Assets are transferred at the Closing) or the date of the Salt Water Disposal Assets Closing (if the Salt Water Disposal Assets are not transferred at the Closing) (as applicable, the “Target Release Date”), which release shall be acceptable to the existing obligee and shall take effect at and as of the Target Release Date. To the extent that the Seller Party is not able to terminate any such Guarantee and obtain any such release prior to the Target Release Date in accordance with clause (ii) of the preceding sentence, Buyer agrees that it shall (a) continue to use Reasonable Efforts thereafter to effect such a termination and release and (b) defend, indemnify and hold harmless the Seller Parties of, from and against any Damages that such Seller Party may incur or suffer as a result of being required to perform any obligations under, or against any claim made or threatened to be made in connection with, any such Guarantees to the extent relating to actions first occurring or conditions first existing from and after the Target Release Date. This indemnification shall be in addition to the indemnification provided pursuant to ARTICLE VII and shall not be subject to the thresholds, Deductible or other limitations on amount set forth therein; provided that in no event shall Buyer be required to defend, indemnify and hold harmless the Seller Parties for any such Damages to the extent the Seller Parties are required to indemnify the Buyer Parties for such Damages pursuant to Section 7.2.
     5.13 Employees. Seller Parties’ Schedule 5.13(a) lists all employees of Seller Parties that have worked on the operations of the Gathering System as their principal job duty in the preceding 12 months.
          (b) Only those Employees listed on Seller Parties’ Schedule 3.20(a) are available for hire by Buyer. Any employment offers to any of the Employees shall be under the terms that Buyer, in its sole discretion, determines. Nothing herein shall require Buyer to offer employment to any particular Employee or to offer any specific terms of employment to any Employee.
          (c) No earlier than the Effective Date and no later than five (5) days before the termination date of the Transition Services Agreement (the “Transition Period”), Buyer shall make an offer of employment to those Employees that it wishes to hire; provided that, not later than two (2) days before the termination date of the Transition Services Agreement, Buyer shall inform Seller in writing of the names of those Employees to whom it has made offers and the terms of such offers. On the date that Buyer selects for such employee to be hired (the “Start Date”), which date shall not be earlier than the Closing Date, Gasco shall terminate or cause to be terminated the employment of each Employee who accepts Buyer’s offer of employment (each, a “Transferred Employee”), such termination to be effective as of the Start Date. From and after the Effective Date until the earlier to occur of his or her respective Start Date or the expiration of the Transition Period, each Transferred Employee shall continue to be an employee of Seller or its Affiliates and participate in the Employee Benefit Plans. As of the termination date of the Transition Services Agreement, all Transferred Employees shall be entitled to participate in the benefit plans and arrangements sponsored by Buyer, subject to the terms and conditions of such benefit plans and arrangements. The Seller Parties shall waive enforcement of any and all non-compete, confidential information and restrictive covenants or agreements applicable to each such Transferred Employee, so that any such Transferred Employee will not be in violation of any such obligations to the Seller Parties when such Transferred Employee is employed by Buyer or by any Affiliate or Subsidiary of Buyer.
          (d) Prior to the Closing, the Seller Parties shall comply (and shall cause all of their Affiliates and Subsidiaries to comply) with all applicable Laws in connection with the termination of employment of any Transferred Employee, and Gasco shall retain all liability relating to the employment of each Transferred Employee to the extent arising prior to his or her Start Date, it being understood that Buyer or its Affiliates, as applicable, shall assume all liability relating to the employment of each Transferred Employee arising on or after their respective Start Dates.
          (e) Gasco or the insurer of the Seller Parties’ welfare plans shall be responsible for all claims for welfare benefits (“Welfare Benefit Claim”) with respect to all Transferred Employees (and their covered dependents and beneficiaries) that arose prior to their respective date of hiring. Any Welfare Benefit Claims incurred by any Transferred Employee on or after the date of hiring shall be Buyer’s responsibility in accordance with the terms of any applicable welfare benefit plan maintained by Buyer for the Transferred Employees. A Welfare Benefit Claim shall be deemed to have arisen when the services relating to the condition that is the subject of the claim are performed.
          (f) Gasco waives (and shall cause all Affiliates and Subsidiaries of Gasco to waive) any and all claims against Buyer and the Transferred Employees arising from any Transferred Employee’s employment by Buyer, to the extent such claims arise under any employment agreement, confidentiality or non-disclosure agreement or policy, or non-competition agreement between any such Transferred Employee and Gasco (or any Affiliate or Subsidiary of Gasco).
          (g) As of the termination date of the Transition Services Agreement, to the extent any of the Available Employees become Transferred Employees, Buyer shall assume liability for the Seller Parties’ obligations under COBRA, including the obligation, if any, to provide notice and continuation of coverage to any Transferred Employee who is a covered employee or qualified beneficiary (as such terms are defined in section 4980(f) of the Code) or has a qualifying event (as defined in Section 4980(f) of the Code) incident to the transactions contemplated by this Agreement.
          (h) Buyer will not assume any Employee Benefit Plan or any Liabilities thereunder, and none shall be considered an acquired “Asset,” an “Assumed Contract,” or an “Assumed Liability” for purposes of this Agreement.
          (i) FUTA; FICA. Subject to Buyer determining in good faith that it is legally permitted to do so, Gasco and Buyer shall treat Buyer as a “successor employer” and each Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal

Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”).
     5.14 Insurance. Buyer hereby acknowledges that on and as of the Closing Date, Buyer shall be responsible for obtaining and maintaining insurance covering the Assets and that, subject to Section 3.14, on and as of the Closing Date, the Seller Parties shall not be responsible for the maintenance of any insurance policy relating to the Assets.
     5.15 Liability for Transfer Taxes. Any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from or that are imposed as a result of the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer. Buyer and Seller Parties, as appropriate, shall file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to such Taxes, and, if required by applicable Laws, Buyer and/or Seller Parties, as appropriate, will join in the execution of any such Tax Return or other documentation of the other.
     5.16 Cooperation on Tax Matters.
          (a) In connection with the preparation of Tax Returns directly related to the Assets, audit examinations directly related to the Assets, and any administrative or judicial proceedings regarding Tax Liabilities that are imposed on the Seller Parties or Buyer and directly relate to the Assets, Buyer and the Seller Parties shall cooperate fully with each other, including with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of such Taxes.
          (b) For purposes of determining Retained Liabilities and Assumed Liabilities, (i) all ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets with respect to a tax period in which the Closing Date occurs shall be apportioned between the period ending on the Closing Date and the period from and after the Closing Date by prorating such Property Taxes on a daily basis over the entire tax period, and (ii) all taxes that are based upon or related to income or receipts attributable to the Assets with respect to a tax period in which the Closing Date occurs shall be apportioned based on an interim closing of the books as of the Closing Date with the Seller Parties being allocated the amount that would be payable if the taxable year of the Seller Parties ended with (and included) the Closing Date; provided that exemptions, allowance or deduction that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period from and after the Closing Date in proportion to the number of days in each period.
     5.17 Use of Proceeds. Promptly after the Closing, Gasco shall (x) use $15 million of the proceeds from the sale of the Assets to repay outstanding Indebtedness for money borrowed of Gasco and its Subsidiaries and (y) obtain the consent to such payment of those lenders holding a first lien on the Assets.

     5.18 Environmental Matters.
          (a) Buyer acknowledges that Gasco and the Gathering System are the subject of the EPA Enforcement Action brought by the United States Department of Justice (“DOJ”) on behalf of the United States Environmental Protection Agency (“EPA”) that is more particularly described on Seller Parties’ Schedule 3.12. Gasco has been negotiating and continues to negotiate a consent decree to resolve the EPA Enforcement Action (“EPA Consent Decree”), but Gasco believes that the EPA Consent Decree will not have been finalized or entered before the Closing Date. The most recent draft of the EPA Consent Decree provided by Seller to Buyer (“EPA Consent Decree Draft”) is attached hereto as Exhibit G-1. The Parties shall cooperate to attempt to negotiate with DOJ and EPA a final EPA Consent Decree that (i) does not impose upon Buyer or the Assets any costs or obligations that are in addition to or more stringent than those included in the EPA Consent Decree Draft as amended in accordance with Buyer’s comments attached hereto as Exhibit G-2 (the “Buyer Mark-up of the EPA Consent Decree Draft”); and (ii) is otherwise satisfactory in form and substance to Buyer.
          (b) Following the date hereof, Buyer and its representatives shall have the right to participate fully in all discussions and negotiations with the DOJ and EPA with regard to the resolution of the EPA Enforcement Action, including in connection with the drafting and negotiation of the EPA Consent Decree. In conjunction therewith, the Seller Parties shall at all times (i) keep Buyer reasonably informed relating to discussions or negotiations with DOJ and EPA and notify Buyer of, and give Buyer an opportunity to attend, scheduled voice or in-person conferences with DOJ, EPA and any other third party (other than consultants or counsel retained by the Seller Parties) relating to the EPA Enforcement Action or EPA Consent Decree; (ii) provide Buyer with a reasonable period of time, given the specific circumstances, to permit it to comment on any drafts of the EPA Consent Decree; and (iii) timely provide copies of any reports, correspondence and other documentation received from DOJ, EPA or any other third party or consultants retained by the Seller Parties relating to the EPA Enforcement Action or EPA Consent Decree.
          (c) The Seller Parties will, concurrently with negotiating the EPA Consent Decree, work diligently and promptly from the date hereof until the Closing Date to complete and pay for all actions or projects required by the EPA Consent Decree Draft or otherwise necessary to resolve completely all issues raised by the EPA Enforcement Action other than installation of pneumatic controls as set forth on Schedule 5.18(c). The Seller Parties will provide to Buyer written documentation and other evidence reasonably requested by Buyer as soon as reasonably practicable, but no later than the Closing Date, demonstrating to the reasonable satisfaction of Buyer that the actions and projects required by this clause (c) have been completed.
          (d) The Seller Parties will work diligently and promptly to complete and pay for all actions or projects, including all Remedial Actions, (i) necessary to ensure that (x) Spill Prevention, Control and Countermeasure Plans (“SPCC Plans”) and Spill Contingency Plans (“Contingency Plans”) have been prepared for all Assets required to have such SPCC Plans and Contingency Plans under any Environmental Law and (y) all SPCC Plans and Contingency Plans maintained or required to be maintained by the Seller Parties in connection with the Assets are accurate and complete and meet all requirements under Environmental Laws; and (ii) necessary to identify the source, content and scope of the staining and standing fluids at the Questar Tap and Gate Canyon Compressor Station and to fully address such matters, including undertaking and completing all Remedial Action to address any affected soil, surface water and groundwater, in each case to the reasonable satisfaction of Buyer and in compliance with the terms of all Environmental Laws and the requirements of any Governmental Authorities, and to promptly and properly repair, upgrade or replace any processes, equipment or facilities at the Questar Tap or Gate Canyon Compressor Station that are causing or contributing to such staining or standing fluids. The Seller Parties will provide to Buyer written documentation and other evidence reasonably requested by Buyer as soon as reasonably practicable and, with respect to clause (i) above, no later than the Closing Date, demonstrating to the reasonable satisfaction of Buyer that the actions and projects required by this clause (d) have been completed.
     5.19 Noncompetition. (a) Each of the Seller Parties agrees that until December 31, 2014, neither it nor any of its Affiliates, excluding (i) the executive officers of Gasco and its subsidiaries that cease to be employed by Gasco or any of its subsidiaries and (ii) the directors of Gasco, shall:
          (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Gathering System or the Salt Water Disposal Assets as they exist on the Closing Date within the counties of Carbon, Dagget, Duchesne, Grand, Summit, Uintah and Wasatch in the State of Utah and the counties of Garfield, Moffat and Rio Blanco in the State of Colorado; provided that nothing in this Section 5.19 shall prohibit the directors of Gasco from having beneficial ownership of the issued and outstanding Marketable Securities of any entity engaged in the energy industry generally; or
          (ii) solicit the performance of services by, any Transferred Employee;
          (iii) provided however, that for purposes of this Section, production-related activities carried out by any of the Seller Parties, including drilling and closing wells, entering and exiting easements and leaseholds, engaging in preliminary field gathering to enable delivery of gas to the Gathering System pursuant to the terms of the Gathering Agreement, and otherwise engaging in the actions and responsibilities authorized or required pursuant to the Gathering Agreement, the Salt Water Disposal Services Agreement or any of the Seller Parties’ joint operating agreements, Unit Operating Agreements and Gas Balancing Agreements (solely to the extent that such actions and responsibilities pursuant to Seller Parties’ joint operating agreements, Unit Operating Agreements and Gas Balancing Agreements do not involve natural gas gathering or processing or the collection, disposal or recycling of salt water) are deemed by the Parties to be business that does not compete with the Gathering System.
          (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each of the Seller Parties acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each of the Seller Parties agrees that Buyer shall be entitled to injunctive relief requiring specific performance by each of the Seller Parties of this Section, and each of the Seller Parties consents to the entry thereof.
     5.20 Further Assurances. Each Party hereto will, notwithstanding the existence of a Title Defect Notice or Notice of Disagreement, make Reasonable Efforts as are necessary or desirable and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that no such action, document, instrument or conveyance shall increase a Party’s liability beyond that contemplated by this Agreement.
ARTICLE VI
CLOSING, CLOSING DELIVERIES, CONDITIONS TO CLOSING
     6.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St, Suite 2500, Houston, Texas 77002 or at such other place as the Parties may designate, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in ARTICLE VI herein, or such other date as Buyer and Seller may mutually determine. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
          (a) Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of Seller Parties made in this Agreement will be true and correct in all respects (provided, however, that for purposes of determining whether such representations and warranties are true and correct, all qualifications in such representations and warranties as to materiality, in all material respects and similar materiality qualifications contained in such representations and warranties shall be disregarded, except with respect to any contained in Section 3.4) as of the Effective Date and as of the Closing (as if made anew at and as of the Closing), except (x) where the breach of a representation or warranty (individually or when aggregated with any other breaches of representations and warranties) would not reasonably be expected to have a Material Adverse Effect on the Assets or on the Seller Parties and (y) any representation or warranty made as of a specified date, shall be required to be so true and correct only on and as of such specified date; (ii) each of the Seller Parties shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Seller Parties on or before the Closing; and (iii) each of the Seller Parties shall have delivered to Buyer a certificate executed by two of their respective officers, dated the Closing Date, representing that the conditions specified in this Section 6.2(a) have been fulfilled.
          (b) No Injunction, Etc. No Order or provision of any applicable Law will be in effect that prohibits or restricts the consummation of the Closing.
          (c) Gas Gathering Agreement. The Parties will execute the Gathering Agreement.
          (d) Gas Purchase and Sale Agreement. Gasco and Buyer will enter into a gas purchase and sale agreement (the “Gas Purchase and Sale Agreement”) whereby Buyer will agree to sell and deliver and Gasco will agree to purchase and receive, Buyer’s gas produced from certain wells, according to the terms of such Gas Purchase and Sale Agreement.
          (e) Assignment of Agreements. Seller will assign its rights and obligations in, to and under the agreements listed on Buyer’s Schedule 6.2(e) to Gasco Production Company, a Delaware corporation (“Gasco Production”).
          (f) Termination of Gas Purchase Agreement. The Seller Parties will terminate or cause to be terminated (i) that certain gas purchase agreement, dated January 1, 2006, by and between Riverbend Gas Gathering Company, LLC and Gasco Production and (ii) that certain letter of intent, dated July 23, 2007, by and between Westport Field Services, LLC, a subsidiary of Anadarko Petroleum Corporation, and Gasco Energy Inc. for gathering and processing services from Westport Field Services, LLC.
          (g) Salt Water Disposal Services Agreements. The Parties will execute the Salt Water Disposal Services Agreements.
          (h) Easement and Right-of-Way Agreements. Buyer shall have received all easements and right-of-way agreements (which will include the right to transport third party gas and natural gas liquids) reasonably necessary for the operation, maintenance, repair and replacement of the Assets, in each case in form and substance reasonably satisfactory to Buyer.
          (i) Consents. Seller shall have obtained all approvals, consents and releases listed on Buyer’s Schedule 6.2(i), in each case in form and substance reasonably satisfactory to Buyer, and no such approval, consent or release shall have been revoked;
          (j) EPA and DOJ Discussions. Buyer shall have participated in a discussion with the appropriate representatives of the EPA and DOJ regarding the EPA Enforcement Action and EPA Consent Decree, which shall have been arranged by the Seller Parties at a time and under conditions reasonably satisfactory to Buyer, and the content of such discussion shall have been reasonably satisfactory to Buyer.

          (k) The Seller Parties Deliveries. At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer each of the following documents, as applicable:
          (i) copies of certificates of existence and good standing for each of the Seller Parties issued by the appropriate public officials of the State of Nevada, each dated as of a recent date;
          (ii) a certificate, dated the Closing Date, of an officer of Seller (i) attaching certified copies of Seller’s Organizational Documents, (ii) certifying on behalf of Seller that all actions required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby, have been taken by Seller and setting forth copies of such actions and (iii) certifying the accuracy of the specimen signature of the officers or such authorized representatives of Seller executing this Agreement, the other Transaction Documents to which Seller is a party and such other documents and agreements on behalf of Seller;
          (iii) a certificate, dated the Closing Date, of an officer of Gasco (i) attaching certified copies of Gasco’s Organizational Documents, (ii) certifying on behalf of Gasco that all actions by Gasco required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents to which Gasco is a party and the transactions contemplated hereby and thereby, have been taken by Gasco and setting forth copies of such actions and (iii) certifying the accuracy of the specimen signature of the officers or such other authorized representatives of Gasco executing this Agreement, the other Transaction Documents to which Gasco is a party and such other documents and agreements on behalf of Gasco;
          (iv) an executed counterpart of the Gathering Agreement;
          (v) an executed counterpart of the Gas Purchase and Sale Agreement;
          (vi) an executed counterpart of the Transition Services Agreement;
          (vii) an executed counterpart of the Salt Water Disposal Services Agreement;
          (viii) an executed counterpart of Assignment and Assumption Agreement;
          (ix) one or more originals (as necessary) of an executed and recordable Assignment of Real Property Interests;
          (x) releases of all Liens against the Assets created under or pursuant to any Indebtedness of Gasco or any of its Subsidiaries.
          (xi) releases of those Liens set forth on Buyer’s Schedule 6.2(k)(xi).

          (xii) (A) a statement, reasonably satisfactory to Buyer, issued by Gasco and signed by an officer of Gasco under penalties of perjury, certifying (i) that Seller is a disregarded entity as defined in Treas. Reg. Sec. 1.1445-2(b)(2)(iii), (ii) that Gasco is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and regulations thereunder), (iii) that Gasco is not a disregarded entity as defined in Treas. Reg. Sec. 1.1445-2(b)(2)(iii) and (iv) Gasco’s U.S. employer identification number and office address and (B) a statement, reasonably satisfactory to Buyer, issued by Gasco Production Company and signed by an officer of Gasco Production Company under penalties of perjury, certifying (i) that Gasco Production Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and regulations thereunder), (ii) that Gasco Production Company is not a disregarded entity as defined in Treas. Reg. Sec. 1.1445-2(b)(2)(iii) and (iii) Gasco Production Company’s U.S. employer identification number and office address (each, a “FIRPTA Certificate”).
          (xiii) all Permits and any other authorizations, consents, approvals and waivers of any third party or Governmental Authority, the granting of which are necessary for the consummation of the transactions contemplated herein, including for effecting the transfer of any Assumed Contract, Guarantee and Transferred Permit and preventing the termination of any Assumed Contract upon the consummation of the transactions contemplated herein, as set forth on Seller Parties’ Schedule 3.3(b) and Seller Parties’ Schedule 3.3(e).
          (xiv) a letter from each of the Seller Parties waiving enforcement of any and all non-compete and restrictive covenants or agreements applicable to each Transferred Employee, if any, as contemplated by Section 5.13(c).
          (xv) copies or originals, of all documents relating to the Real Property Interests, Assumed Contracts and Transferred Records; and
          (xvi) such other documents, deeds, certificates, instruments or agreements contemplated hereby or as may be necessary or appropriate to consummate the transactions contemplated hereby, or as may be reasonably requested by Buyer and agreed to by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
     6.3 Conditions to the Obligations of Seller Parties. The obligation of Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by either Seller Party:
          (a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all respects (provided, however, that for purposes of determining whether such representations and warranties are true and correct, all qualifications in such representations and warranties as to materiality, Material Adverse Effect, in all material respects and similar materiality qualifications contained in such representations and warranties shall be disregarded) as of the Effective Date and as of the Closing (as if made anew at and as of the Closing), except (x) where the breach of a representation or warranty (individually or when aggregated with other breaches of representations or warranties) would not reasonably be expected to have a Material Adverse Effect on Buyer and (y) any representation or warranty made as of a specified date, shall be required to be so true and correct only on and as of such specified date; (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing; and (iii) Buyer shall have delivered to Seller a certificate executed by two of its officers, dated the Closing Date, representing that the conditions specified in this Section 6.3(a) have been fulfilled.
          (b) No Injunction, Etc. No Order or provision of any applicable Law will be in effect that prohibits or restricts the consummation of the Closing.
          (c) Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Net Purchased Assets Sale Price;
          (ii) the Salt Water Disposal Assets Sale Price, but only if the Salt Water Disposal Assets are transferred at the Closing.
          (iii) copies of a certificate of existence and good standing for Buyer issued by the appropriate public officials of the State of Delaware, and dated as of a recent date;
          (iv) a certificate, dated the Closing Date, of an officer of Buyer (i) attaching certified copies of Buyer’s Organizational Documents, (ii) certifying on behalf of Buyer that all actions required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, have been taken by Buyer and setting forth copies of such actions and (iii) certifying the accuracy of the specimen signatures of the officer or other authorized representatives of Buyer executing this Agreement, the other Transaction Documents and such other documents and agreements on behalf of Buyer;
          (v) an executed counterpart of the Gathering Agreement;
          (vi) an executed counterpart of the Gas Purchase and Sale Agreement;
          (vii) an executed counterpart of the Transition Services Agreement;
          (viii) an executed counterpart of the Assignment and Assumption Agreement;
          (ix) one or more originals (as necessary) of an executed and recordable Assignment of Real Property Interests;
          (x) copies of all Permits and any other authorizations, consents, approvals and waivers of any third party or Governmental Authority, the granting of which are necessary for the consummation of the transactions contemplated herein, including for the assumption of any Assumed Contract, Transferred Permit and, if the Salt Water Disposal Assets are transferred at the Closing, Guarantee upon the consummation of the transactions contemplated herein as set forth on Buyer’s Schedule 4.3(b) and Buyer’s Schedule 4.3(d); and
          (xi) such other documents, deeds, certificates, instruments or agreements contemplated hereby or as may be necessary to consummate the transactions contemplated hereby, or as may be reasonably requested by the Seller Parties and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE VII
INDEMNIFICATION
          7.1 Survival. The representations and warranties contained in this Agreement and any certificate delivered pursuant to Section 6.2(a) and Section 6.3(a) shall survive the Closing and shall continue in force and effect until twelve (12) months after the Closing Date, except that (a) the representations and warranties in Section 3.1 (Organization of Seller), Section 3.2 (Authorization; Enforceability), Section 3.10 (Brokers’ Fees), Section 4.1 (Organization of Buyer), Section 4.2 (Authorization; Enforceability) and Section 4.5 (Brokers’ Fees) shall survive the Closing indefinitely; (b) the representations and warranties in Section 3.12 (Environmental Matters) shall survive until the second anniversary of the Closing; and (c) the representations and warranties in Section 3.11 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any covenant, representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this ARTICLE VII, provided that such Party is pursuing such claim in good faith.
     7.2 Indemnification Provisions for Benefit of Buyer. From and after the Closing and subject to the terms and conditions hereof, the Seller Parties, jointly and severally, will indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, members, directors, managers, partners, shareholders and employees (the “Buyer Indemnified Parties”) for and against:
     (a) any and all Damages incurred or suffered as a result of, relating to or arising out of:

          (i) any failure of any representation or warranty made by the Seller Parties in ARTICLE III of this Agreement or in any certificate delivered pursuant to Section 6.2(a), to be true and correct as of the Effective Date or as of the Closing, except to the extent any such representation or warranty speaks to an earlier date, in which case, to be true and correct as of that earlier date;
          (ii) the breach or non-performance by the Seller Parties of any covenant or agreement made or to be performed by the Seller Parties pursuant to this Agreement; and
     (b) Retained Liabilities;
     (c) all Damages and the costs of all actions and projects, including all Remedial Actions and the payment of any fines or penalties, relating to (i) the existence of staining and standing fluids at the Questar Tap and Gate Canyon Compressor Station and (ii) a failure of any Assets to have, at any time prior to the Closing Date, final, accurate and complete SPCC Plans and Contingency Plans that meet all requirements of Environmental Laws; and
     (d) all court costs and attorneys’, consultants’, engineers’ and other experts’ fees and expenses incurred after the Closing Date that relate to negotiating, drafting, reviewing and executing the EPA Consent Decree and all actions related thereto, including without limitation the costs, fees, and expenses to prepare, review and submit an amendment to the Title V permit application for the Riverbend Compressor Station as required by the terms of the EPA Consent Decree and to take any other actions required in connection with obtaining such amendment to the Title V permit application;
in the case of each of clause (a), (b), (c) and (d) above, regardless of whether the foregoing arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of Buyer, or any of its Affiliates or any of their respective successors or assignees.
Notwithstanding anything herein to the contrary, (x) the Seller Parties will not be liable under Section 7.2(a)(i) until Buyer Indemnified Parties have suffered aggregate Damages under Section 7.2(a)(i) in excess of $250,000.00 (the “Deductible”), in which case only Damages under Section 7.2(a)(i) in excess of the Deductible are recoverable, (y) the Seller Parties will not be liable under Section 7.2(a)(i) for Damages in excess of $5,750,000, provided however, that the limitations in clauses (x) and (y) shall not apply to any breach of representation or warranty set forth in Section 3.1 (Organization of the Seller Parties), Section 3.2 (Authorization, Enforceability), Section 3.10 (Brokers’ Fees) or Section 3.18 (Natural Gas and Natural Gas Liquids Imbalances), and (z) the Seller Parties shall not be liable under Section 7.2(d) (A) until Buyer Indemnified Parties have incurred aggregate costs, fees and expenses in excess of $25,000.00 after the Closing Date, in which case only costs, fees and expenses in excess of $25,000.00 are recoverable and (B) the Seller Parties shall not be liable under Section 7.2(d) for Damages in excess of $75,000.00.
     7.3 Indemnification Provisions for Benefit of the Seller Parties. From and after the Closing, Buyer will indemnify, defend and hold harmless the Seller Parties and their respective

Affiliates and each of their officers, members, directors, managers, partners, shareholders and employees (the “Seller Indemnified Parties”) for and against:
          (a) any and all Damages incurred or suffered as a result of, relating to or arising out of:
          (i) any failure of any representation or warranty made by Buyer in ARTICLE IV of this Agreement or in any certificate delivered pursuant to Section 6.3(a) to be true and correct as of the Effective Date or as of the Closing, except to the extent any such representation or warranty speaks to an earlier date, in which case, to be true and correct as of that earlier date; and
          (ii) the breach or non-performance by Buyer of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement;
          (b) any Assumed Liabilities or Assumed Contracts; and
          (c) any and all Damages incurred or suffered as a result of the ownership, operation, repair, replacement or maintenance of the Assets, in each case solely to the extent resulting from actions first occurring or conditions first existing after the Closing, and excluding (i) the Retained Liabilities and (ii) any Damages arising out of a breach by any Seller Party of any representations or warranties of such Seller Party in ARTICLE III or any covenant of such Seller Party in this Agreement for which a Claim Notice has been timely delivered.
in the case of each of clause (a), (b), or (c), regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of the Seller Parties, or any of their Affiliates or any of their respective successors or assignees.
Notwithstanding anything herein to the contrary, Buyer will not be liable under this Section 7.3 for the Retained Liabilities.
Notwithstanding anything herein to the contrary, (x) the Buyer will not be liable under Section 7.3(a)(i) until Seller Indemnified Parties have suffered aggregate Damages under Section 7.3(a)(i) in excess the Deductible, in which case only Damages under Section 7.3(a)(i) in excess of the Deductible are recoverable, and (y) the Buyer will not be liable under Section 7.3(a)(i) for Damages in excess of $5,750,000, provided however, that the limitation in clause (x) and (y) shall not apply to any breach of representation or warranty set forth in Section 4.1 (Organization of the Seller Parties), Section 4.2 (Authorization, Enforceability) or Section 4.5 (Brokers Fees).
     7.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) If any Person entitled to seek indemnification under Section 7.2 and Section 7.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2 or Section 7.3 the Indemnified Party shall promptly (i) notify the party against whom indemnification is sought (the

“Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s good faith estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 7.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement contemplates only the payment of monetary damages by the Indemnifying Party or its Affiliates. Subject to the foregoing, if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to use Reasonable Efforts to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). If requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to use Reasonable Efforts to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The

Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) must be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than forty-five (45) days after an officer of the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
          (e) Any indemnification payment made pursuant to this Agreement shall be net of (i) any insurance proceeds actually realized by and paid to the Indemnified Party in respect of such claim and (ii) any indemnification or reimbursement payments actually received or recovered, if recoverable, by the Indemnified Party from third parties with respect to such Damages. The amount of any Damages shall take into account any net Tax benefits attributable to the circumstance or event giving rise to such Damages and any Tax costs attributable to the receipt of indemnity payments hereunder. The Indemnified Party shall use Reasonable Efforts to collect any amounts to which they may be entitled under insurance policies or from third parties (pursuant to indemnification arrangements or otherwise) with respect to such Damages.
          (f) Except with respect to the EPA Enforcement Action, no Indemnified Party shall be entitled to bring a claim for indemnification for any breach or inaccuracy of any representation, warranty or covenant if such Indemnified Party had Knowledge of such breach or inaccuracy as of the Effective Date or if the facts or circumstances underlying such breach or inaccuracy are disclosed in the Disclosure Schedules.
          (g) Any Indemnified Party that becomes aware of Damages for which it seeks indemnification under this ARTICLE VII shall be required to use Reasonable Efforts to mitigate the Damages, including taking any actions reasonably requested by, and at the expense of, the Indemnifying Party, and the Indemnified Party shall not have any right to indemnification for any Damages to the extent that it is attributable to any Indemnified Party’s failure to use Reasonable Efforts to mitigate. The Indemnified Party shall not have any right to indemnification under this ARTICLE VII with respect to Damages to the extent that the Damages were materially and directly exacerbated by any action taken by any Indemnified Party for the first time on or after the Closing.
     7.5 Exclusive Remedy and Release. The Parties hereby acknowledge and agree that, other than with respect to (i) Title Defects, the sole and exclusive remedy for which is set forth in Section 2.7 hereof, and (ii) claims for actual fraud (as distinguished from constructive fraud) by the other Party or Parties, the indemnification provisions and remedies set forth in this ARTICLE

VII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby and the Parties acknowledge and agree that the remedies available in this ARTICLE VII supersede any other remedies available at law or in equity.
ARTICLE VIII
TERMINATION
     8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) by the mutual consent of Buyer and Seller as evidenced in a writing signed by each of Buyer and the Seller Parties;
          (b) by Buyer, if there has been a material breach of any representation, warranty or covenant of the Seller Parties contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Seller Parties within thirty (30) days after written notice thereof from Buyer;
          (c) by Seller, if there has been a material breach of any representation, warranty or covenant of Buyer contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Seller Parties at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;
          (d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (e) by either Buyer or Seller if the Closing shall not have been consummated on or before March 1, 2010; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to a Party if its willful act or willful failure to act or whose Affiliate’s willful act or willful failure to act has been the principal cause of or resulted in the failure of the Closing to occur on or before such date.
     8.2 Effect of Termination. If this Agreement is terminated under Section 8.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of any Party to the other Parties hereunder; provided, however, that no Party will be released from liability for any willful and intentional breach of this Agreement. Nothing in this Section 8.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The provisions of ARTICLE IX shall survive any termination hereof pursuant to Section 8.1. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Buyer, to:
Monarch Investments Holdings, LLC
5445 DTC Parkway, Suite P-4
Greenwood Village, Colorado 80111
Telephone No.: 303-486-6904
Facsimile No.: 303-486-6994
Attention: Keith R. Finger
With a copy to:
Metalmark Capital Holdings LLC
1177 Avenue of the Americas, 40th Floor
New York, NY 10036
Telephone No.: (212) 823-1948
Facsimile No.: (212) 823-1949
Attention: Gregory D. Myers
With a second copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Telephone No.: (212) 450-4350
Facsimile No.: (212) 701-5350
Attention: John A. Bick
If to a Seller Party, to:
Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112
Telephone No.: (303) 483-0044
Facsimile No.: (303) 483-0011
Attn: King Grant
With a copy to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103-0040
Telephone No.: (212) 237-0000
Facsimile No.: (212) 237-0100
Attn: Caroline Blitzer
or to such other address or addresses as the Parties may from time to time designate in writing.
     9.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any rights, interest, obligations or other parts hereof without the prior written consent of the other Parties, which consent and approval may be denied in such other Party’s sole discretion.
     9.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective successors and permitted assigns, any right or remedies under or by reason of this Agreement.
     9.4 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     9.6 Entire Agreement. This Agreement (together with the Exhibits and Disclosure Schedules to this Agreement) and the documents referred to in this Agreement, including the other Transaction Documents and other certificates, documents and instruments to be executed and delivered pursuant hereto, constitute the entire agreement among the Parties and supersede any other agreements or representations, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating in any way to the transactions contemplated hereby or the subject matter of this Agreement.
     9.7 Disclosure Schedules. No reference to or disclosure of any item or other matter on the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Disclosure Schedules. No disclosure on the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information on the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Seller Parties, in and of itself, that such information is material to or outside the ordinary course of the business of the Seller Parties or required to be disclosed on the Disclosure Schedules.

Each disclosure on the Disclosure Schedules shall be deemed to qualify all representations and warranties of the Seller Parties notwithstanding the lack of a specific cross-reference if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
     9.8 Waiver of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES HERETO), NEITHER OF THE SELLER PARTIES NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER PARTIES, THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES, THE ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER PARTIES, ANY OF THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES HERETO), THE SELLER PARTIES (I) EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND THE SELLER PARTIES’ INTEREST IN THE ASSETS ARE BEING TRANSFERRED THROUGH THE SALE TO BUYER “AS IS, WHERE IS , WITH ALL FAULTS,”; PROVIDED THAT THE PARTIES AGREE THAT THE FOREGOING SHALL NOT LIMIT BUYER’S RIGHT TO INDEMNIFICATION FOR RETAINED LIABILITIES PURSUANT TO SECTION 7.2(b) AND (II) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES OR SUBSIDIARIES). THE SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, TO BUYER REGARDING THE CONDITION, VALUE OR QUALITY THE ASSETS OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE ASSETS.
     9.9 Acknowledgment by Buyer.

          (a) BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE SELLER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN SECTION 9.8 AND THIS SECTION 9.9 AND ELSEWHERE IN THIS AGREEMENT ARE “CONSPICUOUS DISCLAIMERS” FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
          (b) BUYER HEREBY ACKNOWLEDGES THAT (I) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE ASSETS, (II) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE ASSETS, FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (III) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE ASSETS AND AN INVESTMENT IN THE ASSETS AND (IV) THE SELLER PARTIES HAVE DELIVERED OR MADE AVAILABLE TO BUYER OR ITS ADVISORS ALL INFORMATION WHICH BUYER OR SUCH ADVISORS HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT.
          (c) IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON, AMONG OTHER THINGS, ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE ASSETS, AND BUYER:
          (i) ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER OR ITS DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER

OR ITS DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE SELLER PARTIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE EXCEPT, WITH RESPECT TO SELLER PARTIES, AS APPLICABLE, TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”); AND
          (ii) ACKNOWLEDGES AND AGREES THAT (X) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (Y) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (Z) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.
     9.10 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by all of the Parties.
     9.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Gasco, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the applicable rules of any stock or commodities exchange after consultation with the other Party.
     9.12 Non-Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

     9.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     9.14 Governing Law; Jurisdiction.
          (a) This Agreement, the other Transaction Documents, and any claim, controversy or dispute arising under or related to this Agreement or the other Transaction Documents, the transactions contemplated hereby or thereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, except to the extent that the laws of the State of Utah are mandatorily applicable to the nature of any property interests and any conveyances of property interests involving real property located in the State of Utah.
     9.15 Arbitration.
          (a) Agreement to Arbitrate. Any and all claims, counterclaims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement, or the relationship between the Parties created by this Agreement, except for any action by Buyer to seek specific performance pursuant to Section 5.19(b), which action shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington, Delaware, (each a “Dispute”), shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Rules (the “Rules”) then in force, to the extent such Rules are not inconsistent with the provisions of this Agreement, regardless of whether some or all of such Disputes allegedly are (a) extra-contractual in nature; (b) sound in contract, tort, or otherwise; are provided by federal or state statute, common law or otherwise; or (d) seek damages or any other relief whether in law, in equity, or otherwise.
          (b) Venue, Procedural Issues. The seat of this arbitration shall be in Wilmington, Delaware. The hearings in this Arbitration shall be held at the seat or at such other place as the Parties may agree. The Parties agree that the United States Arbitration Act, Title 9, United States Code, as modified by this Agreement, shall govern procedural aspects of the arbitration.
          (c) Powers of the Arbitrators, Limitations on Remedies. The making, validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the Arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, the application of this agreement to arbitrate to signatories and non-signatories, shall be decided by the Panel. The Panel shall have the power to award all remedies available under this Agreement and, to the extent not excluded by this Agreement, the applicable law. The Panel shall also have the power to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in Arbitration. The Parties agree to accept and honor any interim orders and agree that any such interim orders may be enforced as necessary in any court having relevant jurisdiction. The Panel shall have the power to assess the attorneys’ fees, costs and expenses of the Arbitration (including the arbitrators’ fees and expenses) against one or more of the Parties in whatever manner or allocation it deems appropriate. The Panel shall not decide the Dispute ex aequo et bono or as amiable compositeur or by reliance on any other doctrine or principle that would permit the Panel to avoid the application of this Agreement and/or the governing law. The Panel shall not have the authority to modify or amend any term or provision of this Agreement.
          (d) Parties. This Section 9.15 shall apply to any Dispute between the Parties, and it shall also apply to any (a) Dispute between a Party and any Affiliate of the other Party, (b) Dispute between a Party and any officer, director, employee, representative, agent, successor or assign of the other Party or of an Affiliate of such other Party, (c) Dispute between an Affiliate of one Party and an Affiliate of the other Party, and (d) Dispute between an Affiliate of a Party and an officer, director, employee, representative, agent, successor or assign of the other Party or of an Affiliate of the other Party. With regard to any Dispute, the Affiliates of the Parties and the officers, directors, employees, representatives, agents, successors and assigns of the Parties, and their Affiliates, are intended third party beneficiaries of the agreement to arbitrate set out in this Section 9.15.
          (e) Selection of the Arbitral Panel. The arbitral panel shall be composed of three neutral arbitrators (the “Panel”). The Party requesting arbitration (the “Claimant”) shall appoint one (1) arbitrator at the time it files its request for arbitration with the AAA. The Party named as respondent by the Claimant (“Respondent”) shall appoint one (1) arbitrator within the time specified in the Rules. If a Party fails to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two arbitrators nominated by Claimant and Respondent shall together nominate the third arbitrator, who shall be the Chairman of the Panel, by mutual agreement within fifteen (15) days of the appointment of the second arbitrator. If the party-appointed arbitrators fail to timely appoint a third arbitrator, the AAA shall make the appointment.
          (f) The Award. The award shall be in writing, shall give reasons for the decisions reached by the Tribunal and shall be signed and dated by the arbitrators, and a copy of the award shall be delivered to each of the Parties. The Party against which an award assesses a monetary obligation or enters an injunctive or mandatory order shall pay that obligation or comply with that order on or before the 30th calendar day following the receipt of the award or by such other date as the award may provide. The award shall be final and binding on the parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties. The Tribunal’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, including compulsory counterclaims, that were or could have been presented to the Tribunal, and shall be final and binding on the Parties and non-appealable to the maximum extent permitted by law.
          (g) Exclusive Method of Resolving Claims; Assistance of Courts. It is the intent of the Parties that the Arbitration shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the Panel’s decisions to the courts. However, if a Party refuses to honor its obligations under this agreement to arbitrate, the other Party may obtain appropriate relief staying such litigation and/or compelling arbitration in any court having jurisdiction over the refusing Party; each Party hereby consenting to personal jurisdiction and venue in the federal and State courts in Wilmington, Delaware; in any event, the order compelling arbitration shall require that the arbitration proceedings take place in Wilmington, Delaware and in the manner specified herein. The Parties may apply to any court having relevant jurisdiction for orders requiring witnesses to obey subpoenas issued by the arbitrators. Prior to the appointment of the chairman, a Party may apply to any court having relevant jurisdiction for an order preserving the status quo ante and/or evidence in anticipation of arbitration (for avoidance of doubt, such an application is not intended to constitute waiver of the right to arbitrate Disputes nor does it refer any Dispute to court for decision). Any and all of the Tribunal’s orders and decisions, including, without limitation, interim orders, may be enforced by any court having relevant jurisdiction. Each Party agrees that arbitration pursuant to this Section 9.15 shall be the exclusive method for resolving all Disputes and that it will not commence an action or proceeding, except as provided in this Section 9.15. The Panel’s award may be confirmed in, and judgment upon the award entered by, any federal or State court having jurisdiction over the Parties. Each party hereby consents to personal jurisdiction over itself and its property and venue in the federal and State courts in Wilmington, Delaware.
          (h) Confidentiality. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award, or other, related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitrators’ award.
          (i) Severability. The provisions of this agreement to arbitrate are independent of the remaining provisions of the Agreement and the Parties intend that they shall continue in effect even though one or more provisions of the Agreement shall be determined null or void. This agreement to arbitrate shall also survive the termination or expiration of this Agreement.
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     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER PARTIES: RIVERBEND GAS GATHERING, LLC

By:	GASCO ENERGY, INC.
ITS MANAGING MEMBER

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Financial Officer

GASCO ENERGY, INC.

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Financial Officer

Signature Page
Asset Purchase Agreement

BUYER: MONARCH NATURAL GAS, LLC

By:	/s/ Greg W. Sales
	Name:	Greg W. Sales
	Title:	Chairman & CEO

Signature Page
Asset Purchase Agreement

Exhibit A
Form of Gathering Agreement
Exhibit A — 1

Exhibit B
Form of Transition Services Agreement
Exhibit B — 1

Exhibit C
Form of Salt Water Disposal Service Agreement
Exhibit C — 1

Exhibit D
Form of Assignment and Assumption Agreement
Exhibit D — 1

Exhibit E
Form of Assignment of Real Property Interests
Exhibit E — 1

Exhibit F
Form of FIRPTA Certificates
Exhibit F

Exhibit G-1
EPA Consent Decree Draft
Exhibit G

Exhibit G-2
Buyer Mark-up of the EPA Consent Decree Draft
Exhibit G

Disclosure Schedules
Seller Parties’ Disclosure Schedules (attached)
Buyer’s Disclosure Schedules (attached)
Disclosure Schedules